As filed with the Securities and Exchange Commission on July 19, 2024

Registration No. 333-269150

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 4

TO

FORM F-1 ON FORM F-3

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Lanvin Group Holdings Limited

(Exact Name of Registrant as Specified in Its Charter)

Cayman Islands	Not Applicable
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification Number)

4F, 168 Jiujiang Road,

Carlowitz & Co, Huangpu District

Shanghai, 200001, China

Tel: +86-21-6315-3873

(Address and Telephone Number of Registrant’s Principal Executive Offices)

Puglisi & Associates

850 Library Avenue, Suite 204

Newark, Delaware 19711

Tel: +1 (302) 738-6680

(Name, Address and Telephone Number of Agent For Service)

Copies to:

Howie Farn, Esq.

Freshfields Bruckhaus Deringer

55th Floor, One Island East,

Taikoo Place

Quarry Bay

Hong Kong

Tel: +852 2913 2797

Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this registration statement.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, please check the following box. ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a registration statement pursuant to General Instruction I.C. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.C. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. ☐

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933.

Emerging growth company ☒

If an emerging growth company that prepares its financial statements in accordance with U.S. GAAP, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

† The term “new or revised financial accounting standard” refers to any update issued by the Financial Accounting Standards Board to its Accounting Standards Codification after April 5, 2012.

The Registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

EXPLANATORY NOTE

On January 6, 2023, Lanvin Group Holdings Limited (the “Registrant”) initially filed a registration statement on Form F-1 (File No. 333-269150, as amended and supplemented from time to time, the “Prior Registration Statement”) with the U.S. Securities and Exchange Commission (the “SEC”), which was subsequently declared effective by the SEC on March 31, 2023. On April 20, 2023, the Registrant filed post-effective amendment No. 1 on Form F-1 to the registration statement to include information contained in the Registrant’s annual report on Form 20-F for the fiscal year ended December 31, 2022 and to update certain other information contained in the registration statement, which was declared effective by the SEC on May 1, 2023. On September 15, 2023 and October 16, 2023, the Registrant filed post-effective amendment No. 2 and post-effective amendment No. 3 on Form F-1 to the registration statement, respectively, to include interim condensed consolidated financial statements at June 30, 2023 and for the six months ended June 30, 2023 and 2022 and to update certain other information contained in the registration statement, which was declared effective by the SEC on October 27, 2023.

The Registrant is filing this post-effective amendment No. 4 on Form F-3 (“Post-Effective Amendment No. 4”) to (i) convert the prior registration statement on Form F-1 into a registration statement on Form F-3 and (ii) include information contained in the Registrant’s annual report on Form 20-F for the fiscal year ended December 31, 2023 and to update certain other information contained in the registration statement.

No additional securities are being registered by this Post-Effective Amendment No. 4. All applicable registration fees were paid at the time of the original filing of the registration statement on Form F-1.

The information in this prospectus is not complete and may be changed. The Selling Securityholders may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

Subject to completion, dated July 19, 2024

PRELIMINARY PROSPECTUS

Lanvin Group Holdings Limited

Primary Offering of

31,979,969 Ordinary Shares Underlying Warrants

Secondary Offering of

133,460,241 Ordinary Shares

11,280,000 Warrants to Purchase Ordinary Shares

This prospectus relates to the offer and sale by us of (i) up to 20,699,969 of our ordinary shares, par value $0.000001 per share (“Ordinary Shares”) that are issuable by us upon the exercise of 20,699,969 Public Warrants (as defined below) that were previously registered and (ii) up to 11,280,000 Ordinary Shares that are issuable by us upon the exercise of 11,280,000 Private Placement Warrants (as defined below).

This prospectus also relates to the offer and sale from time to time by the selling securityholders named in this prospectus (collectively, the “Selling Securityholders”) of (A) up to 133,460,241 Ordinary Shares, consisting of (i) up to 15,327,225 Ordinary Shares that were issued on a private placement basis at a price of $10.00 per share to the PIPE Investors (as defined below) in connection with our Business Combination (as defined below) pursuant to their subscription agreements (“PIPE Shares”), (ii) up to 4,500,000 Ordinary Shares that were issued to Aspex Master Fund (“Aspex”) pursuant to its forward purchase agreement, which are comprised of (a) 4,000,000 Ordinary Shares issued in exchange for the 4,000,000 Class A ordinary shares of Primavera Capital Acquisition Corporation (“PCAC”) that were issued to Aspex by PCAC on a private placement basis at a price of $10.00 per share (assuming no value is assigned to Private Placement Warrants originally issued to Aspex referred to in clause (B) below), and (b) 500,000 Ordinary Shares issued in exchange for the 500,000 Class B ordinary shares of PCAC, or founder shares, that were transferred to Aspex by Primavera Capital Acquisition LLC (the “Sponsor”) on a private placement basis for no consideration, (iii) up to 97,353,016 Ordinary Shares that were issued to certain other shareholders of FFG (“FFG Selling Securityholders”) in exchange for the 362,577,510 FFG ordinary shares issued to FFG Selling Securityholders by FFG on a private placement basis at a weighted average price of $1.41 per share (calculated based on the applicable exchange rate at the time of the investments, or an effective price of $5.24 per share, as adjusted for the Exchange Ratio) pursuant to their subscription agreements, (iv) up to 5,000,000 Ordinary Shares that were issued to the Sponsor in exchange for the 5,000,000 Class B ordinary shares of PCAC issued to the Sponsor by PCAC at an effective price of $0.005 per share, as further described in the immediately following paragraph, and (v) up to 11,280,000 Ordinary Shares issuable upon the exercise of Private Placement Warrants and (B) up to 11,280,000 Warrants originally issued on a private placement basis, each exercisable for one Ordinary Share at an exercise price of $11.50 per share (“Private Placement Warrants”), which are comprised of (i) up to 1,000,000 Private Placement Warrants that were originally issued to Aspex pursuant to its forward purchase agreement and (ii) up to 10,280,000 Private Placement Warrants that were originally issued to the Sponsor at a price of $1.00 per warrant in connection with PCAC’s initial public offering.

The Sponsor paid $25,000, or approximately $0.002 per share, to cover certain of offering and formation costs of PCAC in exchange for 12,350,000 founder shares (after giving effect to all rounds of share recapitalization). The Sponsor transferred (i) an aggregate of 335,625 founder shares to PCAC’s independent directors for an aggregate purchase price of $985, or approximately $0.003 per share, and (ii) an aggregate of 1,000,000 founder shares to Aspex and Sky Venture Partners L.P. (“Sky Venture”) pursuant to their forward purchase agreements for no consideration. After giving effect to such transfers, the Sponsor held 11,014,375 founder shares immediately prior to the consummation of PCAC’s initial public offering. Immediately prior to the consummation of our Business Combination, the Sponsor surrendered 6,014,375 founder shares to PCAC for no consideration pursuant to a letter agreement entered into in December 2022, following which the number of founder shares held by the Sponsor was reduced to 5,000,000. We issued 5,000,000 Ordinary Shares in exchange for the 5,000,000 founder shares held by the Sponsor. This resulted in an effective price of approximately $0.005 per share for the Ordinary Shares received by the Sponsor and being registered for resale by the Sponsor pursuant to this registration statement.

We are registering the offer and sale of these securities to satisfy certain registration rights we have granted. The Selling Securityholders may offer all or part of the securities for resale from time to time through public or private transactions, at either prevailing market prices or at privately negotiated prices. These securities are being registered to permit the Selling Securityholders to sell securities from time to time, in amounts, at prices and on terms determined at the time of offering. The Selling Securityholders may sell these securities through ordinary brokerage transactions, in underwritten offerings, directly to market makers of our shares or through any other means described in the section entitled “Plan of Distribution” herein. In connection with any sales of securities offered hereunder, the Selling Securityholders, any underwriters, agents, brokers or dealers participating in such sales may be deemed to be “underwriters” within the meaning of the Securities Act of 1933, as amended, or the Securities Act. We are registering these securities for resale by the Selling Securityholders, or their donees, pledgees, transferees, distributees or other successors-in-interest selling our Ordinary Shares or Private Placement Warrants or interests in our Ordinary Shares or Private Placement Warrants received after the date of this prospectus from the Selling Securityholders as a gift, pledge, partnership distribution or other transfer. This prospectus also covers any additional securities that may become issuable by reason of share splits, share dividends or other similar transactions.

On December 14, 2022, we consummated the business combination (the “Business Combination”) contemplated by that certain business combination agreement, dated as of March 23, 2022, and as amended on October 17, 2022, October 20, 2022, October 28, 2022 and December 2, 2022, entered into by and among Lanvin Group Holdings Limited, FFG and PCAC, among others. As a result of the Business Combination, PCAC has ceased to exist and the surviving company from the Mergers (as defined below) has become our wholly-owned subsidiary. In connection with the Business Combination, holders of 40,591,779 PCAC public shares exercised their right to redeem their shares for cash at a price of approximately $10.12 per share, for an aggregate price of $410.8 million, which represented approximately 98.0% of the total PCAC public shares then outstanding.

The Ordinary Shares being offered for resale by the Selling Securityholders pursuant to this prospectus represent approximately 76.5% of our total issued and outstanding Ordinary Shares on a fully diluted basis (assuming and after giving effect to the issuance of Ordinary Shares upon exercise of all outstanding Warrants), and Private Placement Warrants being offered for resale pursuant to this prospectus represent approximately 35.3% of our current total outstanding Warrants. The Selling Securityholders, including Fosun International Limited (who is a beneficial owner of approximately 59.2% of our total issued and outstanding Ordinary Shares), are able to sell all of their shares registered for resale hereunder for so long as this registration statement of which this prospectus forms a part is available for use. Given the substantial number of securities being registered for potential resale by the Selling Securityholders pursuant to this registration statement, the sale of such securities by the Selling Securityholders, or the perception in the market that the Selling Securityholders may or intend to sell all or a significant portion of such securities, could increase the volatility of the market price of our Ordinary Shares or Warrants or result in a significant decline in the public trading price of our Ordinary Shares or Warrants. As described above, the Selling Securityholders acquired the Ordinary Shares covered by this prospectus at prices ranging from $0.005 per share to $10.00 per share. By comparison, the offering price to public shareholders in PCAC’s initial public offering was $10.00 per unit, which consisted of one share and one-half of one warrant. Consequently, certain Selling Securityholders may realize a positive rate of return on the sale of their shares covered by this prospectus even if the market price of Ordinary Share is below $10.00 per share, in which case the public shareholders may experience a negative rate of return on their investment.

In addition to the Selling Securityholders, Meritz Securities Co., Ltd, or Meritz, may sell a substantial number of our securities pursuant to separate resale prospectuses. The sale of the securities pursuant to this prospectus together with the sale of the securities held by Meritz, or the perception that these sales could occur, could depress the market price of our securities.

We will not receive any proceeds from the sale of the securities by the Selling Securityholders, except with respect to amounts received by us upon exercise of Warrants to the extent such Warrants are exercised for cash. Assuming the exercise of all outstanding Warrants for cash, we would receive aggregate proceeds of approximately $367.8 million. However, we will only receive such proceeds if all Warrant holders fully exercise their Warrants. The exercise price of our Warrants is $11.50 per share, subject to adjustment. We believe that the likelihood that Warrant holders determine to exercise their Warrants, and therefore the amount of cash proceeds that we would receive, is dependent upon the market price of our Ordinary Shares. If the market price for our Ordinary Shares is less than the exercise price of the Warrants (on a per share basis), we believe that Warrant holders will be very unlikely to exercise any of their Warrants, and accordingly, we will not receive any such proceeds. There is no assurance that the Warrants will be “in the money” prior to their expiration or that the Warrant holders will exercise their Warrants. Warrant holders have the option to exercise their Warrants on a cashless basis in accordance with the Existing Warrant Agreement and the Assignment, Assumption and Amendment Agreement. To the extent that any Warrants are exercised on a cashless basis, the amount of cash we would receive from the exercise of Warrants will decrease.

We may amend or supplement this prospectus from time to time by filing amendments or supplements as required. You should read this entire prospectus and any amendments or supplements carefully before you make your investment decision. Our Ordinary Shares and Warrants are listed on the New York Stock Exchange, or NYSE, under the trading symbols “LANV” and “LANV-WT,” respectively. On July 18, 2024, the closing prices for our Ordinary Shares and Warrants on the NYSE were $1.57 per share and $0.04 per warrant, respectively.

We are an “emerging growth company” as defined in the Jumpstart Our Business Startups Act of 2012 and have elected to comply with certain reduced public company reporting requirements. In addition, we are a “foreign private issuer” as defined under the U.S. federal securities laws and, as such, may elect to comply with certain reduced public company disclosure and reporting requirements. See “Prospectus Summary—Implications of Being a Foreign Private Issuer and a Controlled Company.”

We are a Cayman Islands holding company, and our operations are conducted by our subsidiaries organized in various jurisdictions including China. The securities offered herein are our securities, not securities of such operating subsidiaries. We may face various legal and operational risks and uncertainties associated with having a portion (approximately 12.5% of our revenues in 2023) of our operations conducted in China through our Chinese subsidiaries. For example, we may be subject to complex and evolving laws and regulations in China. The PRC government has indicated an intent to exert more oversight and control over offerings that are conducted overseas by and/or foreign investment in China-based issuers, including regulatory uncertainties related to the use of variable interest entities, tightened supervision over China-based issuers listed overseas, oversight on cybersecurity and data security, and expanded efforts in anti-monopoly enforcement. Although we do not use any variable interest entities, we may face risks associated with regulatory approvals on offerings conducted overseas by, and foreign investment in, China-based issuers and oversight on cybersecurity and data privacy, which may impact our ability to conduct certain businesses in China, accept foreign investments, or list on a U.S. or other foreign exchange outside of China. These risks could result in a material adverse change in our operations and the value of our securities, significantly limit or completely hinder our ability to offer, or continue to offer, securities to investors or cause the value of such securities to significantly decline.

We may be subject to the risk of trading prohibitions under the Holding Foreign Companies Accountable Act, or the HFCA Act. Our independent auditor, Grant Thornton Zhitong Certified Public Accountants LLP, is an independent registered accounting firm based in the mainland of China. Pursuant to the HFCA Act and related regulations, if we have filed an audit report issued by a registered public accounting firm that the Public Company Accounting Oversight Board (the “PCAOB”) has determined is unable to inspect and investigate completely for two consecutive years, the Securities and Exchange Commission, or the SEC, will prohibit our securities from being traded on a national securities exchange or in the over-the-counter trading market in the United States. On December 15, 2022, the PCAOB issued a report that vacated its December 16, 2021 determination and removed mainland China and Hong Kong from the list of jurisdictions where it is unable to inspect or investigate completely registered public accounting firms. However, there can be no assurance that the PCAOB will continue to have such access. Should PRC authorities fail to facilitate the PCAOB’s access in the future, the PCAOB may consider the need to issue a new determination, which may affect our ability to maintain the listing of our securities on the U.S. national securities exchanges, including the NYSE, and the trading of them in the over-the-counter trading market. A delisting would substantially impair your ability to sell or purchase our securities when you wish to do so, and the risk and uncertainty associated with a potential delisting would have a negative impact on the price of our securities. For details, see “Item 3. Key Information—D. Risk Factors—Risks Relating to Our Securities—Our ability to maintain the listing of our securities on the NYSE may be dependent on the PCAOB’s continued access to inspect our independent auditors” in our annual report on Form 20-F for the year ended December 31, 2023 (the “2023 Form 20-F”), which is incorporated herein by reference.

Investing in our securities involves a high degree of risk. Before buying any securities, you should carefully read the discussion of material risks of investing in our securities in “Risk Factors” beginning on page 11 of this prospectus and the other information included in or incorporated by reference in the prospectus and the applicable prospectus supplements.

Neither the SEC nor any state securities commission has approved or disapproved of these securities or passed on the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

Prospectus dated    , 2024

You should rely only on the information contained in this prospectus, as well as the information incorporated by reference into this prospectus and any applicable prospectus supplement or amendment or any free writing prospectus prepared by or on our behalf. Neither we, nor the Selling Securityholders, have authorized any other person to provide you with different or additional information. Neither we, nor the Selling Securityholders, take responsibility for, nor can we provide assurance as to the reliability of, any other information that others may provide. The Selling Securityholders are not making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. The information contained in this prospectus, as well as the information incorporated by reference into this prospectus and any applicable prospectus supplement or amendment, is accurate only as of the date of the applicable document or such other date stated in the applicable document, and our business, financial condition, results of operations and/or prospects may have changed since those dates.

Except as otherwise set forth in this prospectus, neither we nor the Selling Securityholders have taken any action to permit a public offering of these securities outside the United States or to permit the possession or distribution of this prospectus outside the United States. Persons outside the United States who come into possession of this prospectus must inform themselves about and observe any restrictions relating to the offering of these securities and the distribution of this prospectus outside the United States.

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ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement on Form F-3 that we filed with the SEC using a “shelf” registration process. Under this shelf registration process, the Selling Securityholders may, from time to time, offer and sell any combination of the securities described in this prospectus in one or more offerings.

Information on our website is not included or incorporated by reference in this prospectus.

We will not receive any proceeds from the sale of Ordinary Shares to be offered by the Selling Securityholders. We will bear our costs, fees and expenses incurred in effecting the registration of the securities covered by this prospectus, including, without limitation, all registration and filing fees, NYSE listing fees and fees and expenses of our counsel and our independent registered public accountants.

To the extent required, we and the Selling Securityholders, as applicable, will deliver a prospectus supplement with this prospectus to update the information contained in this prospectus. The prospectus supplement may also add, update or change information included in this prospectus. You should read both this prospectus and any applicable prospectus supplement, together with additional information described below under the caption “Where You Can Find More Information” and “Incorporation of Certain Documents by Reference.” We have not, and the Selling Securityholders have not, authorized anyone to provide you with information different from that contained in this prospectus.

No offer of these securities will be made in any jurisdiction where the offer is not permitted.

Throughout this prospectus, unless otherwise designated, the terms “we,” “us,” “our,” “Lanvin Group,” “the Company” and “our Company” refer to Fosun Fashion Group (Cayman) Limited, or FFG, and its consolidated subsidiaries, prior to the consummation of the Business Combination and to Lanvin Group Holdings Limited (“LGHL”) and its consolidated subsidiaries following the Business Combination, as the context requires. The term “PCAC” refers to Primavera Capital Acquisition Corporation prior to the consummation of the Business Combination.

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INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

The SEC allows us to incorporate by reference in this prospectus the information we file with it, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus, and information filed subsequently with the SEC will automatically update and supersede earlier information.

We have filed with the SEC a registration statement on Form F-3 relating to the securities covered by this prospectus. This prospectus is a part of the registration statement and omits some of the information contained in the registration statement in accordance with SEC rules and regulations. You should review the information in, and exhibits to, the registration statement for further information on us and the securities being offered. Statements in this prospectus concerning any document we have filed or will file as an exhibit to the registration statement or that we have otherwise filed with the SEC are not intended to be comprehensive and are qualified in their entirety by reference to these filings. You should review the complete document to evaluate these statements. You may review a copy of the registration statement at the SEC’s internet site, as described under “Where You Can Find More Information” in this prospectus.

We incorporate by reference in this prospectus the following information:

•	our annual report on Form 20-F for the fiscal year ended December 31, 2023, originally filed with the SEC on April 30, 2024;

•	exhibits 99.1 and 99.2 to our current report on Form 6-K, furnished to the SEC on April 30, 2024;

•

the description of Ordinary Shares contained in our registration statement on Form 8-A filed on December 14, 2022 pursuant to Section 12 of the Securities, together with all amendments and reports filed for the purpose of updating that description;

•	any future annual reports on Form 20-F that we file with the SEC after the date of this prospectus and prior to the termination of the offering of the securities offered by this prospectus; and

•

any future reports on Form 6-K (or portions thereof) that we furnish to the SEC after the date of this prospectus only to the extent that such reports expressly state that they are (or such portions are) incorporated by reference in this prospectus.

You should not assume that the information in this prospectus, any prospectus supplement or any document incorporated by reference is accurate or complete at any date other than the date mentioned on those documents.

Copies of all documents incorporated by reference in this prospectus, other than exhibits to those documents unless such exhibits are specially incorporated by reference in this prospectus, will be provided at no cost to each person, including any beneficial owner, who receives a copy of this prospectus on the written or oral request of that person made to Lanvin Group Holdings Limited, 4F, 168 Jiujiang Road, Carlowitz & Co, Huangpu District, Shanghai, 200001, China, Tel. +86-21-6315-3873.

We file reports, including annual reports on Form 20-F, and other information with the SEC pursuant to the rules and regulations of the SEC that apply to foreign private issuers. You can read our SEC filings, including the registration statement of which this prospectus forms a part, over the internet at the SEC’s website at www.sec.gov and at our website at https://ir.lanvin-group.com/.

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CERTAIN DEFINED TERMS

Unless otherwise stated or unless the context otherwise requires in this prospectus:

“Amended Articles” means the amended and restated memorandum and articles of association of the Company.

“Amended and Restated Meritz Relationship Agreement” means the relationship agreement, as amended and restated on December 1, 2023, entered into between LGHL and Meritz and setting forth certain rights and obligations of LGHL and Meritz as the holder of Ordinary Shares (as amended by a side letter between the parties dated April 30, 2024), which modified the previous relationship agreement dated October 19, 2022.

“Assignment, Assumption and Amendment Agreement” means certain amendment and restatement of the Existing Warrant Agreement, dated March 23, 2022, by and among PCAC, LGHL, and Continental Stock Transfer & Trust Company.

“Aspex” means Aspex Master Fund, an investor in PCAC’s forward purchase units.

“Business Combination” or “Transactions” means the Mergers and the other transactions contemplated by the Business Combination Agreement.

“Business Combination Agreement” means the Business Combination Agreement, dated as of March 23, 2022 and as amended October 17, 2022, October 20, 2022, October 28, 2022 and December 2, 2022, by and among PCAC, FFG, LGHL, Lanvin Group Heritage I Limited (“Merger Sub 1”) and Lanvin Group Heritage II Limited (“Merger Sub 2”).

“Cayman Companies Act” means the Companies Act (As Revised) of the Cayman Islands as the same may be amended from time to time.

“China” and the “PRC” means the People’s Republic of China, including the mainland of China, the Hong Kong Special Administrative Region, the Macao Special Administrative Region and Taiwan. Only in the context of describing PRC laws, the PRC laws do not include any law, regulation, statute, rule, order, decree, notice, and supreme court’s judicial interpretation or other legislation of the Hong Kong Special Administrative Region, the Macao Special Administrative Region or Taiwan.

“Convertible Preference Share” means the convertible preference share, par value $0.000001 per share, of the Company, which is convertible into an aggregate number of up to 15,000,000 Non-Voting Ordinary Shares and/or Ordinary Shares (subject to adjustment as a result of any share subdivision or consolidation of the shares of LGHL) at the election of Meritz upon the occurrence of certain events, and was repurchased by the Company from Meritz on December 14, 2023.

“Existing Warrant Agreement” means certain warrant agreement, dated January 21, 2021, by and between PCAC and Continental Stock Transfer & Trust Company.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“FFG Selling Securityholders” means certain shareholders of FFG whose FFG ordinary shares were exchanged into Ordinary Shares in connection with the Business Combination.

“Fosun Group” means Fosun International and its affiliates.

“Fosun International” or “Fosun” means Fosun International Limited, a company incorporated in Hong Kong with limited liability.

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“founder shares” or “PCAC Class B ordinary shares” means Class B ordinary shares of PCAC, par value US$0.0001 per share initially purchased by the Sponsor in a private placement prior to PCAC’s initial public offering.

“Investor Rights Agreement” means the investor rights agreement in substantially the form attached as an exhibit to the Business Combination Agreement.

“IRS” means the Internal Revenue Service of the United States.

“Mergers” means each of: (i) the merger of PCAC with and into Merger Sub 1, with Merger Sub 1 surviving such merger (the “Initial Merger”); (ii) the merger of Merger Sub 2 with and into FFG, with FFG surviving such merger (FFG is referred to for the periods from and after the second merger effective time as the “Surviving Company”) (the “Second Merger”); and (iii) the subsequent merger of Merger Sub 1 as the surviving company of the Initial Merger with and into the Surviving Company as the surviving company of the Second Merger, with the Surviving Company surviving such merger . Pursuant to the Mergers, prior unitholders, shareholders and warrant holders of PCAC and FFG received securities of LGHL, and the surviving company became a wholly owned subsidiary of LGHL.

“Meritz SBSA” means the share buyback and subscription agreement, dated December 1, 2023, pursuant to which Meritz sold and surrendered, and the Company repurchased from Meritz one convertible preference share of the Company and 4,999,999 Ordinary Shares for a price equal to US$54,473,260, and immediately thereafter, Meritz agreed to subscribe for, and the Company issued 19,050,381 Ordinary Shares to Meritz at a total subscription price equal to US$69,473,260.

“Non-Voting Ordinary Shares” means the non-voting ordinary shares, par value $0.000001 per share, of the Company, that have no voting right but otherwise rank pari passu with Ordinary Shares.

“Ordinary Shares” means ordinary shares, par value $0.000001 per share, of the Company.

“PIPE Investors” means certain investors who subscribed for Ordinary Shares on a private placement basis concurrently with the execution of the Business Combination Agreement.

“Private Placement Warrants” means the 11,280,000 warrants originally issued by LGHL on a private placement basis, each exercisable for one Ordinary Share at an exercise price of $11.50 per share, which are substantially identical to Public Warrants, subject to certain limited exceptions.

“Public Warrants” means the 20,699,969 warrants issued by LGHL as part of the Business Combination and listed on NYSE, each of which is exercisable for one Ordinary Share at an exercise price of $11.50 per share, in accordance with its terms.

“Securities Act” means the Securities Act of 1933, as amended.

“Sponsor” means Primavera Capital Acquisition LLC, the sponsor of PCAC.

“Warrants” means Public Warrants and Private Placement Warrants.

“€,” “EUR” and “Euro” each means the currency introduced at the start of the third stage of European Economic and Monetary Union pursuant to the Treaty on the Functioning of the European Union, as amended.

“$”, “USD” and “U.S. dollar” each means the currency in dollars of the United States of America. “U.S.” means the United States of America.

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TRADEMARKS, SERVICE MARKS AND TRADE NAMES

This prospectus includes trademarks, tradenames and service marks, certain of which belong to us and others that are the property of other organizations. Solely for convenience, some of the trademarks, service marks, logos and trade names referred to in this prospectus are presented without the “®” and “™” symbols, but such references are not intended to indicate, in any way, that we will not assert, to the fullest extent under applicable law, our rights or the rights of the applicable licensors to these trademarks, service marks and trade names. This prospectus contains additional trademarks, service marks and trade names of others. All trademarks, service marks and trade names appearing in prospectus are, to our knowledge, the property of their respective owners. We do not intend our use or display of other companies’ trademarks, service marks, copyrights or trade names to imply a relationship with, or endorsement or sponsorship of us by, any other companies.

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PROSPECTUS SUMMARY

This summary highlights certain information about us, this offering and selected information contained elsewhere in this prospectus. This summary is not complete and does not contain all of the information that you should consider before deciding whether to invest in the securities covered by this prospectus. For a more complete understanding of our Company and this offering, we encourage you to read and consider carefully the more detailed information in this prospectus, any related prospectus supplement, and the documents referred to in “Where You Can Find More Information” and “Incorporation of Certain Documents by Reference,” including the information set forth in the section titled “Risk Factors” in this prospectus and any related prospectus supplement, in their entirety before making an investment decision.

Our Company

We are a global luxury fashion group with five portfolio brands, namely Lanvin, Wolford, Sergio Rossi, St. John and Caruso.

•	Founded in 1889, Lanvin is one of the oldest French couture houses still in operation, offering products ranging from apparel to leather goods, footwear, and accessories.

•	Wolford, founded in 1950, is one of the largest luxury skinwear brands in the world, offering luxury legwear and bodywear, with a recent successful diversification into leisurewear and athleisure.

•	Sergio Rossi is a highly recognized Italian shoemaker brand and has been a household name for luxury shoes since 1951.

•	St. John is a classic, timeless and sophisticated American luxury womenswear house founded in 1962.

•	Caruso has been a premier menswear manufacturer in Europe since 1958.

In addition to our current five portfolio brands, we are also actively looking at potential add-on acquisitions as part of our growth strategy. Our goal is to build a leading global luxury group with unparalleled access to Asia, and to provide customers with excellent products that reflect our brands’ tradition of fine craftsmanship with exclusive design content and a style that preserves the exceptional manufacturing quality for which those brands are known. This is consistently achieved through the sourcing of superior raw materials, the careful finish of each piece, and the way the apparel products are manufactured and delivered to our customers.

Our products are sold through an extensive network of around 1,100 points of sale (“POSs”) including approximately 280 directly operated retail stores (across our five portfolio brands) as of December 31, 2023. We distribute our products worldwide via our retail and outlet stores, our wholesale customers and e-commerce platforms. Taking into account our DTC (including both directly-operated stores and e-commerce sites) and wholesale channels, we are present in more than 80 countries.

Summary of Risk Factors

Investing in our securities entails a high degree of risk. You should carefully consider such risks before deciding to invest in our securities. Below please find a summary of the principal risks we face, organized under relevant headings. These risks are discussed more fully in “Item 3. Key Information—D. Risk Factors” in 2023 Form 20-F, which is incorporated herein by reference.

Risks Relating to Our Business and Industry

•	We have incurred significant losses in the past and anticipate that we will continue to incur losses for the current year and upcoming future years.

•

The re-branding to Lanvin Group is being challenged by the minority shareholders of Arpège SAS. Arpège SAS, one of our subsidiaries, holds our Lanvin brand portfolio including the “Lanvin” brand name. We cannot predict the outcome of such challenge and may have to discontinue the use by us, at the group holding company level, of the Lanvin brand name.

•	The success of our luxury fashion businesses depends on the value of our brands and, if the value of any of those brands were to diminish, our business could be adversely affected.

•

We face risks related to health epidemics, pandemics and similar outbreaks, such as the COVID-19 pandemic, which has had and may continue to have a material adverse impact on our business, financial condition and results of operations.

•	The long-term growth of our business depends on the successful execution of our strategic initiatives and we may not be able to continue to develop and grow our businesses.

•	Our growth depends, in part, on our continued retail expansion, and we may not be successful in undertaking such expansion.

•	Our business is heavily dependent on the ability and desire of consumers to shop.

•	Our inability to effectively execute our e-commerce strategy could materially adversely affect the reputation of our brands and our revenue and our operating results may be harmed.

•

We utilize a range of marketing, advertising, and other initiatives to increase existing customers’ spending and to acquire new customers; if the costs of advertising or marketing increase, or if our initiatives fail to achieve their desired impact, we may be unable to grow the business profitably.

•	Failure to accurately forecast consumer demand could lead to excess inventories or inventory shortages, which could result in decreased operating margins, reduced cash flows, and harm to our business.

•	We are dependent on suppliers for our products and raw materials, which poses risks to our business operations.

•	We face intense competition in the personal luxury goods industry.

•	A data security or privacy breach could damage our reputation and our relationships with our customers or employees, expose us to litigation risk, and adversely affect our business.

•

We are exposed to the risk that personal information of our customers, employees and other parties collected in the course of our operations may be damaged, lost, stolen, divulged or processed for unauthorized purposes.

•	Significant inflation could adversely affect our results of operations and financial condition.

•

If one or more of our distribution facilities or those of our distribution partners experience operational difficulties or becomes inoperable, it could have a material adverse effect on our business, results of operations and financial condition.

•	Our revenues and operating results are affected by the seasonal nature of our business and cyclical trends in consumer spending.

•

Our potential inability to find suitable new targets to drive inorganic business growth and the risk that any acquisitions we do complete may not be successful in achieving intended benefits, cost savings and synergies.

•

If our trademarks and intellectual property or other proprietary rights are not adequately protected to prevent use or appropriation by third parties, the value of our brand and other intangible assets may be diminished, and our business may be adversely affected.

•	We are subject to legal and regulatory risk.

•	Changes to taxation or the interpretation or application of tax laws could have an adverse impact on our results of operations and financial condition.

•	We are exposed to fluctuations in currency exchange rates.

•	We operate in many countries around the world and, accordingly, we are exposed to various international business, regulatory, social and political risks.

•	There are uncertainties regarding the interpretation and enforcement of PRC laws, rules and regulations, and changes in laws, rules and regulations in China could adversely affect us.

•

If we were to become subject to the oversight, discretion or control of PRC government authorities over overseas offerings of securities and/or foreign investments, it may result in a material adverse change in our operations, significantly limit or completely hinder our ability to offer or continue to offer securities to investors and cause the value of our securities to significantly decline, which would materially affect the interests of the investors.

•	Changes in tax laws, regulations and policies in jurisdictions in which we operate may materially and adversely affect our results of operations and financial condition.

•	Because of the costs and difficulties inherent in managing cross-border business operations, our results of operations may be negatively impacted.

•

The conflict in Ukraine and sanctions and export controls imposed in response to the conflict, including on Russia and Belarus, may adversely affect our business and other escalating global trade tensions, wars and conflicts, and the adoption or expansion of economic sanctions, export controls, or other trade restrictions could negatively affect us.

•

We rely to a significant extent on dividends and other distributions on equity paid by our principal operating subsidiaries to fund offshore cash and financing requirements. Any limitation on the ability of our operating subsidiaries to make payments to us could have a material adverse effect on our ability to conduct our business.

Risks Relating to Our Securities

•	Sales of a substantial number of our securities in the public market by our existing securityholders could cause the price of our Ordinary Shares and Warrants to fall.

•

A certain number of our Warrants will become exercisable for our Ordinary Shares, which would increase the number of shares eligible for future resale in the public market and result in dilution to our shareholders.

•	The trading price of our securities has been and is likely to continue to be volatile, which could result in substantial losses to holders of our securities

•

If securities or industry analysts do not publish research, publish inaccurate or unfavourable research or cease publishing research about us, our share price and trading volume could decline significantly.

•	Future resales of our Ordinary Shares issued to Fosun and its affiliates may cause the market price of our securities to drop significantly, even if our business is doing well..

•	Our ability to maintain the listing of our securities on the NYSE may be dependent on the PCAOB’s continued access to inspect our independent auditors.

•	You may face difficulties in protecting your interests, and your ability to protect your rights through U.S. courts may be limited, because we are incorporated under the laws of the Cayman Islands, we conduct substantially all of our operations, and a majority of our directors and executive officers reside, outside of the United States. The ability of U.S. authorities to bring actions for violations of U.S. securities laws and regulations against us and our directors and executive officers may be limited, and accordingly you may not be afforded the same protection as provided to investors in U.S. domestic companies.

•	The exercise price of our Warrants can fluctuate under certain circumstances which, if triggered, can potentially result in material dilution of our then existing shareholders.

•	Certain rights granted to Meritz in the Amended and Restated Meritz Relationship Agreement could limit the funds available to us or potentially result in dilution of our then existing shareholders.

•

Fosun, being our controlling shareholder, has substantial influence over us and Fosun’s interests may not be aligned with the interests of our other shareholders, and Fosun losing control of us may materially and adversely impact us and our Securities.

Implications of Being an Emerging Growth Company

We qualify as an “emerging growth company” as defined in the JOBS Act, and we will remain an “emerging growth company” until the earliest to occur of (i) the last day of the fiscal year (a) following the fifth anniversary of the closing of the Business Combination, (b) in which we have total annual gross revenue of at least $1.07 billion or (c) in which we are deemed to be a large accelerated filer, which means the market value of our shares held by non-affiliates exceeds $700 million as of the last business day of our prior second fiscal quarter, we have been subject to Exchange Act reporting requirements for at least 12 calendar months; and filed at least one annual report, and (ii) the date on which we issued more than $1.0 billion in non-convertible debt during the prior three-year period. We intend to take advantage of exemptions from various reporting requirements that are applicable to most other public companies, whether or not they are classified as “emerging growth companies,” including, but not limited to, an exemption from the provisions of Section 404(b) of the Sarbanes-Oxley Act requiring that our independent registered public accounting firm provide an attestation report on the effectiveness of our internal control over financial reporting and reduced disclosure obligations regarding executive compensation.

In addition, Section 102(b)(1) of the JOBS Act exempts “emerging growth companies” from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Exchange Act) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that a company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such election to opt out is irrevocable. We have elected not to opt out of such extended transition period, which means that when a standard is issued or revised and it has different application dates for public or private companies, we, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard. This may make comparison of our financial statements with certain other public companies difficult or impossible because of the potential differences in accounting standards used.

Implications of Being a Foreign Private Issuer and a Controlled Company

We are subject to the information reporting requirements of the Exchange Act that are applicable to “foreign private issuers,” and under those requirements we file reports with the SEC. As a foreign private issuer, we are not subject to the same requirements that are imposed upon U.S. domestic issuers by the SEC. Under the Exchange Act, we are subject to reporting obligations that, in certain respects, are less detailed and less frequent than those of U.S. domestic reporting companies. For example, we are not required to issue quarterly reports, proxy statements that comply with the requirements applicable to U.S. domestic reporting companies, or individual executive compensation information that is as detailed as that required of U.S. domestic reporting companies. We also have four months after the end of each fiscal year to file our annual reports with the SEC and are not required to file current reports as frequently or promptly as U.S. domestic reporting companies. Furthermore, our officers, directors and principal shareholders are exempt from the requirements to report transactions in our equity securities and from the short-swing profit liability provisions contained in Section 16 of the Exchange Act. As a foreign private issuer, we are also not subject to the requirements of Regulation FD (Fair Disclosure) promulgated under the Exchange Act. These exemptions and leniencies reduce the frequency and scope of information and protections available to you in comparison to those applicable to shareholders of U.S. domestic reporting companies.

We are a “controlled company” within the meaning of the NYSE listing rules as Fosun International owns more than 50% of our voting power as of the date of this prospectus. Under these rules, a “controlled company” will be permitted to elect to not comply with certain corporate governance requirements. Currently, we do not plan to utilize the exemptions available for controlled companies, but will rely on the exemption available for foreign private issuers to follow our home country governance practices instead.

PRC Permissions and Approvals

We conduct a portion (approximately 12.5% of our revenues in 2023) of our operations in China, and as of the date of this prospectus, we have obtained all requisite permissions and approvals that are material to our operations in China. However, there can be no assurance that we will be able to maintain such permissions and approvals in the future. In addition, laws and regulations in China may change quickly with little advance notice, and the Chinese government may intervene or influence our operations in China at any time. As a result, we may be required to obtain additional permissions and approvals in the future. There can be no assurance that such permissions and approvals can be obtained in a timely manner, or at all, and our business, results of operations and financial condition could be materially and adversely affected.

Under the PRC laws, rules and regulations currently in effect, no prior permission or approval from PRC government authority is required for the transactions completed pursuant to the Business Combination Agreement, including but not limited to the listing of our securities on the NYSE. However, the Chinese government has recently indicated that it may exert more control over offerings conducted overseas and foreign investment in China-based issuers. In particular, on February 17, 2023, the China Securities Regulatory Commission, or the CSRC, released the Trial Administrative Measures of Overseas Securities Offering and Listing by Domestic Companies, or the Trial Measures, which came into effect on March 31, 2023. The Trial Measures will apply to overseas securities offerings and/or listings conducted by (i) companies incorporated in the PRC, or PRC domestic companies, directly and (ii) companies incorporated overseas with operations primarily in the mainland of China and valued on the basis of interests in PRC domestic companies, or indirect offerings. An equity or equity linked securities offering by an overseas company will be deemed an indirect offering if (i) more than 50% of such overseas company’s consolidated revenues, total profit, total assets or net assets that are derived from its audited consolidated financial statements for the most recently completed fiscal year are attributable to PRC domestic companies, and (ii) any of the following three circumstances applies: key components of its operations are carried out in the mainland of China; its principal places of business are located in the mainland of China; or the majority of the senior management members in charge of operation and management are citizens of the mainland of China or domiciled in the mainland of China.

The Trial Measures requires filings with the CSRC within three business days after the submission of an initial public offering or listing application overseas, or three business days after the completion of a follow-on offering in the same overseas market. If a company that should have been subject to the Trial Measures (i) has completed overseas offering and listing prior to the effectiveness of the Trial Measures; or (ii) (a) has its registration statement declared effective by the SEC prior to the effectiveness of the Trial Measures, and (b) while it is not necessary to fulfill any other regulatory procedures requested by the overseas regulators or overseas stock exchanges, will further complete its overseas offering and listing by September 30, 2023, such company is not required to file for such offering immediately, but should file as required if it is involved in follow-on offerings and other matters that require filing.

Our subsidiaries established in the mainland of China accounted for less than 50% of our consolidated revenues, total profit, total assets and net assets in 2021, 2022 and 2023. The main parts of our business activities are not conducted in the mainland of China. As a result, despite the fact that our principal executive offices are located in Shanghai, our principal places of business are not located in the mainland of China. Most of the senior managers in charge of our business operation and management are not citizens of the mainland of China or domiciled in the mainland of China. Hence, the likelihood that this offering will constitute an indirect overseas offering by a PRC domestic company under the Trial Measures is low, based on our assessment. We have therefore not filed materials pursuant to the Trial Measures. However, the interpretation, application and enforcement of the Trial Measures are still evolving, and it remains uncertain whether the requirements under the Trial Measures are applicable to this offering. If the offering by us pursuant to this registration statement is deemed an indirect offering by the CSRC, we will need to fulfil filing obligations pursuant to the Trial Measures.

On December 28, 2021, the Cyberspace Administration of China, together with certain other government authorities, promulgated the Revised Cybersecurity Review Measures that took effect from February 15, 2022, pursuant to which online platform operators holding over one million users’ information must apply for a cybersecurity review before listing abroad, and operators of “critical information infrastructure” that intend to purchase internet products and services that will or may affect national security must apply for a cybersecurity review. Furthermore, the competent government authorities may also initiate a cybersecurity review against the relevant operators where the authorities believe that the network product or service or data processing activities affect or may affect national security. However, the scope of potential operators of “critical information infrastructure” remains unclear. In addition, the scope of network product or service or data processing activities that will or may affect national security is also unclear and subject to regulatory interpretation. As of the date of this prospectus (i) we had not been informed by any PRC governmental authority of any requirement to apply for a cybersecurity review; (ii) we did not hold or process personal information of over one million users; and (iii) we had not received any investigation, notice, warning, or sanctions from applicable government authorities in relation to national security. Nonetheless, the interpretation and implementation of the Revised Cybersecurity Review Measures is subject to uncertainties, and the relevant laws and regulations may also change in the future.

As a result of such regulatory development, government authorities in China could conduct a cybersecurity review over our PRC domestic subsidiaries, which may have a material adverse effect on our business, results of operations and financial condition. See “Item 3. Key Information—D. Risk Factors—Risks Relating to Our Business and Industry—If we were to become subject to the oversight, discretion or control of PRC government authorities over of securities and/or foreign investments, it may result in a material adverse change in our operations, significantly limit or completely hinder our ability to offer or continue to offer securities to investors and cause the value of our securities to significantly decline, which would materially affect the interests of the investors” in our 2023 Form 20-F.

We are an offshore holding company and have operations in the mainland of China conducted by our PRC domestic subsidiaries. We may make loans to our PRC domestic subsidiaries subject to the approval from or registration with the governmental authorities and other limitations in the future. These include foreign exchange loan registrations and maximum statutory limit of the loan amount (which is either the difference between the registered capital and the total investment amount of the concerned company or the upper limit calculated based on the formula prescribed in the prevailing regulations). There can be no assurance that such permissions and approvals can be obtained in a timely manner, or at all, and our business, results of operations and financial condition could be materially and adversely affected.

Permissions and Approvals on Transfer and Repatriation of Cash within Our Group

We transfer cash to our subsidiaries through capital injections and shareholder loans. Subject to the cash needs of the subsidiaries, shareholders’ loans as granted may be capitalized (as equity) or repaid.

Cash in the subsidiaries may also be repatriated to us via dividend distribution. Nevertheless, no cash repatriation by way of distribution/dividends was made to us prior to our Business Combination or to LGHL as of the date of this prospectus.

Our principal subsidiaries, being our portfolio brands, are based mainly in the U.S. (Delaware) and Europe including Italy, France and Austria. We are subject to certain restrictions or limitations regarding distribution of earnings from the portfolio brands to us, which may in turn limit the cash available to make distributions to our shareholders. For our operating subsidiaries that are Delaware corporations, to which the Delaware General Corporation Law (DGCL) applies, the power and authority to declare dividends/distributions resides with the board of directors of the corporation. Further, the DGCL permits distributions out of either a surplus or net profits (subject to certain limitations). In addition, specific provisions under credit agreements or the relevant subsidiary’s bylaws may impose specific restrictions or approval requirements regarding dividend payment (including a contingent obligation or otherwise). For our Italian subsidiaries, no distribution may be made unless a reserve fund accumulated from net profits reach at least 20% of the relevant subsidiary’s share capital. Our subsidiaries in Italy also face other general restrictions to the shareholders’ right to an earnings distribution. In Austria, our subsidiaries cannot issue a dividend unless the validly adopted financial statements for a financial year show a balance sheet profit, which represents the maximum amount of capital available for the distribution of profits. Loans by us to our subsidiaries in Austria are considered equity substitution if we are in a crisis, and will only be repaid if we are fully restructured.

For our portfolio brands, the cash needs of the brands’ subsidiaries are provided as necessary in the form of shareholder loans or capital injections from us or the relevant parent brand entity. Payments from local subsidiaries to their parent brands are typically for purchase of inventories from the parent brand, and generally do not face any foreign exchange or capital control limitations. However, dividends and loan repayments may face similar restrictions as mentioned above.

Dividends repatriated or paid from our Chinese subsidiaries must be made from retained earnings as per such subsidiary’s financial statements prepared in accordance with Chinese accounting rules. Additionally, each of our Chinese subsidiaries must set aside a statutory reserve fund of at least 50% of its registered capital before it may pay dividends, and a 10% withholding tax or other reduced rate withholding tax under the China-Hong Kong treaty may be applied to the dividends repatriated from our Chinese subsidiaries. Also, approval from or registration with appropriate Chinese government authorities is required where RMB is to be converted into foreign currency and remitted outside of China to pay capital expenses such as the repayment of loans denominated in foreign currencies. However, we do not expect Chinese subsidiaries to declare any dividends or pay capital expenses to our portfolio brands in the near future.

We made capital injections of EUR50.0 million in 2021, EUR50.0 million in 2022 and EUR27.0 million in 2023 into Lanvin brand portfolio through Arpège SAS, as well as EUR7.9 million in Raffaele Caruso S.p.A. in 2021. We also made an advance payment of EUR1.0 million in Raffaele Caruso S.p.A in 2023. Caruso also received a shareholder loan of EUR2.5 million, EUR5.5 million and EUR1.0 million from us in 2021, 2022 and 2023, respectively. We have waived part of the repayment of shareholder loan by Caruso. In 2023, we paid EUR11.78 million for the subscription of Wolford shares. In addition, Wolford AG received shareholder loans of EUR10.0 million, EUR22.5 million, and EUR10.8 million from us in 2021, 2022 and 2023, respectively. In 2021, 2022 and 2023, we issued shareholder loans of $35.8 million, $25.5 million and $12.5 million, respectively, to St. John. After we acquired Sergio Rossi in 2021, Sergio Rossi S.p.A received capital injections of EUR5.0 million, EUR13.0 million and EUR11.0 million in 2021, 2022 and 2023, respectively. In 2023, Sergio Rossi S.p.A received a shareholder loan of EUR3.5 million from us. We have also made capital injections and intercompany loans totaling RMB1.1 million, $3.7 million and $2.5 million to our Chinese subsidiaries in 2021, 2022 and 2023, respectively.

Other than the loan repayment of $1.0 million by St. John to us in August 2023, none of our direct subsidiaries made any dividends, distributions, or repayments to us in 2021, 2022 and 2023. We have also not made any transfers, dividends, or distributions to our shareholders as of the date of this prospectus other than the cash dividend of $1.0 million and $1.0 million paid to Meritz in 2022 and 2023, respectively. On March 30, 2023, Jeanne Lanvin S.A. (“JLSA”) as the borrower, LGHL as the guarantor and Meritz as the lender entered into a facility agreement, pursuant to which Meritz made available to JLSA a facility in the sum of JPY3,714.4 million (the “Facility”). In 2023, a total of JPY502.3 million under the Facility was repaid to Meritz, including both principal and interest. See “Item 5. Operating and Financial Review and Prospects—B. Liquidity and Capital Resources—Meritz Private Placement” and “Item 7. Major Shareholders and Other Related Party Transactions—B. Related Party Transactions—Other Related Party Transactions—Shareholder Loans” in our 2023 Form 20-F.

The Holding Foreign Companies Accountable Act

We may be subject to the risk of trading prohibitions under the HFCA Act. Our independent auditor, Grant Thornton Zhitong Certified Public Accountants LLP, is an independent registered accounting firm based in the mainland of China. Pursuant to the HFCA Act and related regulations, if we have filed an audit report issued by a registered public accounting firm that the PCAOB has determined is unable to inspect and investigate completely for two consecutive years, the SEC will prohibit our securities from being traded on a national securities exchange or in the over-the-counter trading market in the United States. On December 15, 2022, the PCAOB issued a report that vacated its December 16, 2021 determination and removed mainland China and Hong Kong from the list of jurisdictions where it is unable to inspect or investigate completely registered public accounting firms. However, there can be no assurance that the PCAOB will continue to have such access. Should PRC authorities fail to facilitate the PCAOB’s access in the future, the PCAOB may consider the need to issue a new determination, which may affect our ability to maintain the listing of our securities on the U.S. national securities exchanges, including the NYSE, and the trading of them in the over-the-counter trading market. A delisting would substantially impair your ability to sell or purchase our securities when you wish to do so, and the risk and uncertainty associated with a potential delisting would have a negative impact on the price of our securities. For details, see “Item 3. Key Information—D. Risk Factors—Risks Relating to Our Securities—Our ability to maintain the listing of our securities on the NYSE may be dependent on the PCAOB’s continued access to inspect our independent auditors” in our 2023 Form 20-F.

Corporate Information

We are a holding limited company incorporated under the laws of the Cayman Islands. Our principal executive office is at 4F, 168 Jiujiang Road, Carlowitz & Co, Huangpu District, Shanghai, 200001, China and our telephone number is +86-21-6315-3873. Our website is https://lanvin-group.com. The information contained in, or accessible through, our website does not constitute a part of, nor incorporated by reference into, this prospectus or our other filings with the SEC, and should not be relied upon.

The SEC maintains an internet site that contains reports, proxy and information statements, and other information regarding issuers, such as we, that file electronically, with the SEC at www.sec.gov.

THE OFFERING

Issuer	Lanvin Group Holdings Limited

Ordinary Shares offered by us	Up to 31,979,969 Ordinary Shares issuable upon the exercise of 31,979,969 Warrants.

Securities offered by the Selling Securityholders

Ordinary Shares that may be offered and sold from time to time by the Selling Securityholders (including Ordinary Shares that may be issuable upon exercise of Private Placement Warrants)

We are registering the resale by the Selling Securityholders of an aggregate of 133,460,241 Ordinary Shares, consisting of:

•  up to 15,327,225 PIPE Shares;

•  up to 4,500,000 Ordinary Shares issued to Aspex;

•  up to 97,353,016 Ordinary Shares issued to FFG Selling Securityholders

•  up to 5,000,000 Ordinary Shares issued to the Sponsor; and

•  up to 11,280,000 Ordinary Shares issuable upon the exercise of Private Placement Warrants.

Warrants that may be offered and sold from time to time by the Selling Securityholders	Up to 11,280,000 Private Placement Warrants, including: • 1,000,000 Private Placement Warrants issued to Aspex; and • 10,280,000 Private Placement Warrants issued to the Sponsor.

Terms of Warrants	Each Warrant entitles the holder to purchase one Ordinary Share at a price of $11.50 per share, subject to adjustment. Our Warrants expire on December 14, 2027 (i.e. five years after the closing date of our Business Combination) at 5:00 p.m., New York City time.

Ordinary Shares issued and outstanding prior to any exercise of Warrants (as of July 18, 2024)	142,374,619

Use of proceeds

All of the Ordinary Shares offered by the Selling Securityholders pursuant to this prospectus will be sold by the Selling Securityholders for their respective accounts. We will not receive any of the proceeds from such sales.

Assuming the exercise of all outstanding Warrants for cash, we would receive aggregate proceeds of approximately $367.8 million. However, we will only receive such proceeds if all Warrant holders fully exercise their Warrants. The exercise price of our Warrants is $11.50 per share, subject to adjustment. We believe that the likelihood that Warrant holders determine to exercise their Warrants, and therefore the amount of cash proceeds that we would receive, is dependent upon the market price of our Ordinary Shares. If the market price for our Ordinary Shares is less than the exercise price of the Warrants (on a per share basis), we believe that Warrant holders will be very unlikely to exercise any of their Warrants, and accordingly, we will not receive any such proceeds. There is no assurance that the Warrants will be “in the money” prior to their expiration or that the Warrant holders will exercise their Warrants. As of July 18, 2024, the closing price of our Ordinary Shares was $1.57 per share. Warrant holders have the option to exercise the Warrants on a cashless basis in accordance with the Existing Warrant Agreement. To the extent that any Warrants are exercised on a cashless basis, the amount of cash we would receive from the exercise of the Warrants will decrease.

Market for our Ordinary Shares and Warrants	Our Ordinary Shares and Warrants are listed on the New York Stock Exchange under the symbols “LANV” and “LANV-WT,” respectively.

RISK FACTORS

Investing in our securities involves a high degree of risk. Before making a decision to invest in our securities, you should carefully consider all risk factors described in the documents incorporated by reference in this prospectus, including the risk factors discussed under the heading “Item 3. Key Information—D. Risk Factors” in our 2023 Form 20-F which is incorporated by reference in this prospectus and in similar sections in subsequent filings incorporated by reference in this prospectus, and any information in the applicable prospectus supplement. See “Incorporation of Certain Documents by Reference.” If any of such risks occur, our business, financial condition, results of operations and prospects could be materially and adversely affected. In that case, the market price or liquidity of our securities could decline, and you could lose some or all of your investment. Additional risks and uncertainties not presently known to us or that we currently deem immaterial also may impair our business operations.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus and any prospectus supplement contain forward-looking statements. Forward-looking statements include all statements that are not historical statements of fact and statements regarding, but not limited to, our expectations, hopes, beliefs, intention or strategies of regarding the future. You can identify these statements by forward-looking words such as “may,” “expect,” “predict,” “potential,” “anticipate,” “contemplate,” “believe,” “estimate,” “intend,” “plan,” “future,” “outlook,” “project,” “will,” “would” and “continue” or similar words. You should read statements that contain these words carefully because they:

•	discuss future expectations;

•	contain projections of future results of operations or financial condition; or

•	state other “forward-looking” information

We believe it is important to communicate our expectations to our security holders. However, there may be events in the future that we are not able to predict accurately or over which we have no control. The risk factors and cautionary language discussed in this prospectus provide examples of risks, uncertainties and events that may cause actual results to differ materially from the expectations described by us in such forward-looking statements, including among other things:

•	changes adversely affecting the business in which we are engaged;

•	our projected financial information, anticipated growth rate, profitability and market opportunity may not be an indication of our actual results or our future results;

•	management of growth;

•	the impact of health epidemics, pandemics and similar outbreaks, including the COVID-19 pandemic on our business;

•	our ability to safeguard the value, recognition and reputation of our brands and to identify and respond to new and changing customer preferences;

•	the ability and desire of consumers to shop;

•	our ability to successfully implement our business strategies and plans;

•	our ability to effectively manage our advertising and marketing expenses and achieve desired impact;

•	our ability to accurately forecast consumer demand;

•	high levels of competition in the personal luxury products market;

•	disruptions to our distribution facilities or our distribution partners;

•	our ability to negotiate, maintain or renew our license agreements;

•	our ability to protect our intellectual property rights;

•	our ability to attract and retain qualified employees and preserve craftmanship skills;

•	our ability to develop and maintain effective internal controls;

•	general economic conditions;

•	the result of future financing efforts; and

•	other factors discussed elsewhere in this prospectus, including the section entitled “Risk Factors” and the documents incorporated by reference in this prospectus.

In addition, statements that “we believe” and other similar statements reflect our belief and opinions on the relevant subject. These statements are based upon information available to us as of the date of this prospectus, and while we believe such information forms a reasonable basis for such statements, such information may be limited or incomplete, and our statements should not be read to indicate that we have conducted an exhaustive inquiry into, or review of, all potentially available relevant information. These statements are inherent uncertain and investors are cautioned not to unduly rely upon these statements.

The foregoing factors should not be construed as exhaustive and should be read together with the other cautionary statements included in this prospectus. All forward-looking statements included herein are expressly qualified in their entirety by the cautionary statements contained or referred to in this section as well as any other cautionary statements contained herein. Except to the extent required by applicable laws and regulations, we undertake no obligations to update these forward-looking statements to reflect events or circumstances after the date of this prospectus or to reflect the occurrence of unanticipated events. In light of these risks and uncertainties, you should keep in mind that any event described in a forward-looking statement made in this prospectus or elsewhere might not occur.

USE OF PROCEEDS

All of the Ordinary Shares and Warrants offered by the Selling Securityholders pursuant to this prospectus will be sold by the Selling Securityholders for their respective accounts. We will not receive any of the proceeds from such sales.

We will receive proceeds from the exercise of the Warrants for cash, if any. Assuming the exercise of all outstanding Warrants for cash, we would receive aggregate proceeds of approximately $367.8 million. However, we will only receive such proceeds if all Warrant holders fully exercise their Warrants. The exercise price of our Warrants is $11.50 per share, subject to adjustment. We believe that the likelihood that Warrant holders determine to exercise their Warrants, and therefore the amount of cash proceeds that we would receive, is dependent upon the market price of our Ordinary Shares. If the market price for our Ordinary Shares is less than the exercise price of the Warrants (on a per share basis), we believe that Warrant holders will be very unlikely to exercise any of their Warrants, and accordingly, we will not receive any such proceeds. There is no assurance that the Warrants will be “in the money” prior to their expiration or that the Warrant holders will exercise their Warrants. As of July 18, 2024, the closing price of our Ordinary Shares was $1.57 per share. Warrants holders have the option to exercise the Warrants on a cashless basis in accordance with the Existing Warrant Agreement. To the extent that any Warrants are exercised on a cashless basis, the amount of cash we would receive from the exercise of the Warrants will decrease.

We will pay certain expenses associated with the registration of the securities covered by this prospectus, as described in the section entitled “Plan of Distribution.”

DIVIDEND POLICY

We have never declared or paid any cash dividend on our Ordinary Shares. We currently intend to retain any future earnings and do not expect to pay any dividends on our Ordinary Shares in the foreseeable future. Any future determination to pay dividends on our Ordinary Shares would be at the discretion of our board of directors, subject to applicable laws, and would depend on our financial condition, results of operations, capital requirements, general business conditions, and other factors that our board of directors may deem relevant.

CAPITALIZATION

The following table sets forth our consolidated capitalization as of December 31, 2023.

You should read this table in conjunction with our consolidated financial statements and the related notes as of December 31, 2022 and 2023, and for each of the three years ended December 31, 2023, which are contained in our 2023 Form 20-F and incorporated by reference in this prospectus.

As of December 31, 2023
(€ in thousands)
Cash and cash equivalents	28,130

Total equity	165,628
Debt:
Non-current borrowings	32,381
Current borrowings	35,720
Total indebtedness	68,101

Total capitalization	233,729

We entered into a side letter with Meritz on April 30, 2024, which modified the Amended and Restated Meritz Relationship Agreement. Pursuant to the side letter, we agreed to repurchase from Meritz 5,245,648 Ordinary Shares in aggregate for a total purchase price of $20.0 million. Such share repurchase will be based on the following schedule: 1,328,704 Ordinary Shares on April 30, 2024 for $5.0 million, (ii) 1,318,129 Ordinary Shares on June 28, 2024 for $5.0 million, (iii) 1,305,220 on July 31, 2024 for $5.0 million and (iv) 1,293,595 on August 30, 2024 for $5.0 million. See “Item 5. Operating and Financial Review and Prospects—B. Liquidity and Capital Resources—Meritz Private Placement” in our 2023 Form 20-F.

DESCRIPTION OF SHARE CAPITAL

A summary of the material provisions governing our share capital is described below. This summary is not complete and should be read together with our Amended Articles, a copy of which is incorporated by reference in this registration statement.

We are a Cayman Islands exempted company incorporated with limited liability and our affairs are governed by the Amended Articles, the Cayman Companies Act, and the common law of the Cayman Islands.

Our authorized share capital is $50,000 divided into 49,984,999,999 Ordinary Shares with a par value of $0.000001 each, 15,000,000 Non-Voting Ordinary Shares with a par value of $0.000001 each and one Convertible Preference Share with a par value of $0.000001. As of July 18, 2024, there were 142,374,619 Ordinary Shares issued and outstanding. As of the same date, no Non-Voting Ordinary Shares was issued. On December 14, 2023, we repurchased the Convertible Preference Share from Meritz. All Ordinary Shares issued and outstanding as of the date of this prospectus are fully paid and non-assessable.

The Amended Articles became effective on December 14, 2022. The following are summaries of material provisions of the Amended Articles and the Cayman Companies Act insofar as they relate to the material terms of our securities.

Exempted Company

We are a Cayman Islands exempted company incorporated with limited liability. The Cayman Companies Act distinguishes between ordinary resident companies and exempted companies. Any company that is registered in the Cayman Islands but conducts business mainly outside of the Cayman Islands may apply to be registered as an exempted company. The requirements for an exempted company are essentially the same as for an ordinary company exempt for the exemptions and privileges listed below:

•	an exempted company does not have to file an annual return of its shareholders with the Registrar of Companies of the Cayman Islands;

•	an exempted company’s register of members is not open to inspection;

•	an exempted company does not have to hold an annual general meeting;

•	an exempted company may issue no par value shares;

•	an exempted company may obtain an undertaking against the imposition of any future taxation (such undertakings are usually given for 20 years in the first instance);

•	an exempted company may register by way of continuation in another jurisdiction and be deregistered in the Cayman Islands;

•	an exempted company may register as a limited duration company; and

•	an exempted company may register as a segregated portfolio company.

Ordinary Shares

General

All of our issued and outstanding ordinary shares are fully paid and non-assessable.

Our shareholders who are non-residents of the Cayman Islands may freely hold and vote their ordinary shares. The Amended Articles prohibit us from issuing bearer or negotiable shares. We may not issue share to bearer and Ordinary Shares are issued in registered form, which will be issued when registered in our register of members.

Dividends

The holders of our Ordinary Shares are entitled to receive such dividends as may be declared by the board of directors subject to the Amended Articles and the Cayman Companies Act. In addition, our shareholders may by ordinary resolution declare a dividend, but no dividend may exceed the amount recommended by the board of directors. Under Cayman Islands law, dividends may be paid only out of profits (including retained earnings), or out of the share premium account (subject to a solvency test being met immediately following the payment of the dividend). No dividend may be declared and paid unless our directors determine that we have funds lawfully available for such purpose and that, immediately after the payment, we will be able to pay our debts as they fall due in the ordinary course of business.

Register of Members

Under Cayman Islands law, we must keep a register of members and there must be entered therein:

•

the names and addresses of the members, together with a statement of the shares held by each member, and such statement shall confirm (i) the amount paid or agreed to be considered as paid, on the shares of each member, (ii) the number and category of shares held by each member, and (iii) whether each relevant category of shares held by a member carries voting rights under the articles of association of the company, and if so, whether such voting rights are conditional;

•	the date on which the name of any person was entered on the register as a member; and

•	the date on which any person ceased to be a member.

Under Cayman Islands law, the register of members is prima facie evidence of the matters set out therein (i.e., the register of members will raise a presumption of fact on the matters referred to above unless rebutted) and a member registered in the register of members will be deemed as a matter of Cayman Islands law to have legal title to the shares as set against its name in the register of members.

If the name of any person is, without sufficient cause, entered in or omitted from the register of members, or if default is made or unnecessary delay takes place in entering on the register the fact of any person having ceased to be a member, the person or member aggrieved or any member or our Company itself may apply to the Grand Court of the Cayman Islands for an order that the register be rectified, and the Court may either refuse such application or it may, if satisfied of the justice of the case, make an order for the rectification of the register.

Voting Rights

Voting at any meeting of shareholders will be decided by poll and not by way of a show of hands. A poll shall be taken in such manner as the chair directs, and the result of the poll shall be deemed to be the resolution of the meeting.

Subject to any rights and restrictions for the time being attached to any share, every shareholder and every person representing a shareholder by proxy shall have one vote for each share of which they or the person represented by proxy is the holder.

All questions submitted to a meeting shall be decided by an ordinary resolution except where a greater majority is required by the Amended Articles or by the Cayman Companies Act. In the case of an equality of votes, the chair of the meeting shall be entitled to a second or casting vote. All resolutions of the shareholders shall be passed at a general meeting duly convened and held in accordance with the Amended Articles and resolutions of shareholders in writing in lieu of a general meeting shall not be permitted.

An ordinary resolution to be passed by the shareholders will require a simple majority of votes cast, including by all holders of a specific class of shares, if applicable, while a special resolution will require not less than two-thirds of votes cast.

General Meetings and Shareholder Proposals

As a Cayman Islands exempted company, we are not obliged by the Cayman Companies Act to call shareholders’ annual general meetings. The Amended Articles provide that our board of directors may convene a general meeting at any time whenever they see fit, but does not compel us to convene an annual general meeting.

Separate general meetings of the holders of a class or series of shares may be called by a majority of the entire board of directors (unless otherwise specifically provided by the terms of issue of the shares of such class or series).

Cayman Islands law provides limited rights for shareholders to requisition a general meeting. However, additional rights may be provided in a company’s articles of association. The Amended Articles allow our shareholders holding at least ten percent of the paid up voting share capital of the Company to requisition a shareholder’s meeting.

A quorum required for a meeting of shareholders consists of any one or more shareholders holding at least one-third (1/3) of the paid up voting share capital present and entitled to vote at that meeting shall form a quorum or, if a corporation or other non-natural person, by its duly authorized representative. In the ordinary course, advance notice of at least seven clear days’ notice in writing is required for the convening of our annual general meeting and other shareholders meetings.

Transfer of Ordinary Shares

Subject to applicable laws, including securities laws, the NYSE rules and the restrictions contained in the Amended Articles and to any lock-up agreements to which a shareholder may be a party, any shareholders may transfer all or any of their Ordinary Shares by an instrument of transfer in the usual or common form or in a form prescribed by the NYSE rules or any other form approved by the board of directors.

Subject to the NYSE rules and to any rights and restrictions for the time being attached to any Ordinary Share, the board of directors shall not unreasonably decline to register any transfer of Ordinary Shares and if the board of directors refuses to register a transfer our Company shall, within two months after the date on which the instrument of transfer was lodged with our Company, send to each of the transferor and the transferee notice of the refusal, including the relevant reason for such refusal.

Issuance of Additional Shares

The board of directors may issue additional ordinary shares from time to time as the board of directors shall determine, to the extent of available authorized but unissued shares.

Liquidation

On the winding up, if the assets available for distribution amongst the shareholders shall be more than sufficient to repay the whole of the share capital at the commencement of the winding up, the surplus shall be distributed amongst the shareholders in proportion to the par value of the shares held by them at the commencement of the winding up, subject to a deduction from those shares in respect of which there are monies due, of all monies payable to us for unpaid calls or otherwise. If our assets available for distribution are insufficient to repay the whole of the share capital, such assets shall be distributed so that, as nearly as may be, the losses are borne by our shareholders in proportion to the par value of the shares held by them. We are a Cayman Islands exempted company incorporated with limited liability, and under the Cayman Companies Act, the liability of our members is limited to the amount, if any, unpaid on the shares respectively held by them. The Amended Articles contains a declaration that the liability of our members is so limited.

Calls on Ordinary Shares and Forfeiture of Ordinary Shares

Our board of directors may from time to time make calls upon shareholders for any amounts unpaid on their Ordinary Shares. The Ordinary Shares that have been called upon and remain unpaid are, after a notice period, subject to forfeiture.

Redemption, Repurchase and Surrender of Ordinary Shares

Subject to the provisions of the Cayman Companies Act, we may issue shares on terms that such shares are subject to redemption or are liable to be redeemed, at our option or at the option of the holders thereof. The redemption of such shares will be effected in such manner and upon such other terms as we may, by ordinary resolution of the shareholders or the board of directors, determine before the issue of the shares.

We may also repurchase any of our shares provided that the manner and terms of such purchase have been approved by our board of directors, or by the shareholders by ordinary resolution, or are otherwise authorized by the Amended Articles. The premium (if any) payable in respect of any shares being redeemed or purchased may be paid out of profits, out of the share premium account or out of the proceeds of a fresh issue of shares made for the purposes of the redemption or purchase. Alternatively, as authorized under the Amended Articles, we may make a payment in respect of the redemption or purchase of its own shares out of capital provided that immediately following the date on which the payment out of capital is proposed to be made, we shall be able to pay its debts as they fall due in the ordinary course of business. In addition, under the Cayman Companies Act no such share may be redeemed or repurchased (a) unless it is fully paid up, (b) if such redemption or repurchase would result in there being no issued shares outstanding (excluding any shares held in treasury), or (c) if we have commenced liquidation. In addition, we may accept the surrender of any fully paid share for no consideration.

Variation of Rights of Shares

Subject to the Amended Articles, if at any time the share capital is divided into different classes of shares, the rights attached to any such class may, subject to any rights or restrictions for the time being attached to any class, be varied or abrogated without the consent of the holders of the issued shares of that class where such variation or abrogation is considered by the directors not to have a material adverse effect upon such rights. Otherwise, any such variation or abrogation will be made only with the consent in writing of the holders of not less than two-thirds of the issued shares of that class, or with the approval of a resolution passed by a majority of not less than two-thirds of the votes cast at a separate meeting of the holders of the shares of that class.

The rights conferred upon the holders of the shares of any class issued with preferred or other rights shall not, subject to any rights or restrictions for the time being attached to the shares of that class, be deemed to be materially adversely varied or abrogated by, inter alia, the creation, allotment or issue of further shares ranking pari passu with or subsequent to them or the redemption or purchase of any shares of any class by us.

General Meeting of Shareholders

We may (but shall not be obliged to) hold an annual general meeting at such time and place as our board of directors will determine. At least seven clear days’ notice shall be given for any general meeting. The board of directors may call extraordinary general meetings, and must convene an extraordinary general meeting upon the requisition of (a) shareholders holding at least ten percent of the paid up voting share capital. One or more shareholders holding at least one-third (1/3) of the paid up voting share capital of present at the meeting

(including physical presence or virtual attendance by means of electronic facilities of the shareholder or its duly appointed proxy) and entitled to vote will be a quorum for all purposes.

Inspection of Books and Records

Our board of directors will determine whether, to what extent, at what times and places and under what conditions or regulations the accounts and books will be open to the inspection by our shareholders, and no shareholder will otherwise have any right of inspecting any account or book or document of our Company (other than our memorandum and articles of association, register of mortgages and charges and special resolutions of our shareholders) except as required by the law or authorized by the directors or by ordinary resolution of our shareholders in a general meeting. Our register of directors is also available for inspection in the Cayman Islands upon payment of a fee to the registrar of Companies.

Exclusive Forum

The Amended Articles provide that, unless we consent in writing to the selection of an alternative forum, the courts of the Cayman Islands shall have exclusive jurisdiction to hear, settle and/or determine any dispute, controversy or claim (including any non-contractual dispute, controversy or claim) whether arising out of or in connection with the Amended Articles or otherwise, including any questions regarding their existence, validity, formation or termination. The Amended Articles further provide that foregoing exclusive jurisdiction provision does not apply to claims or causes of action brought to enforce a duty or liability created by the Securities Act, or the Exchange Act, or any other claim based on securities laws, for which the federal district courts of the United States shall have exclusive jurisdiction.

Changes in Capital

We may from time to time by ordinary resolution, subject to the rights of holders of Ordinary Shares:

•	increase the share capital by such sum, to be divided into shares of such classes and amount, as the resolution will prescribe;

•	consolidate and divide all or any share capital into shares of a larger amount than existing shares;

•	convert all or any of our paid up shares into stock and reconvert the stock into paid up shares of any denomination;

•

subdivide our existing shares or any of them into shares of a smaller amount; provided that in the subdivision the proportion between the amount paid and the amount, if any, unpaid on each reduced share will be the same as it was in case of the share from which the reduced share is derived; or

•

cancel any shares that at the date of the passing of the resolution have not been taken or agreed to be taken by any person and diminish the amount of our share capital by the amount of the shares so canceled.

We may by special resolution reduce our share capital or any capital redemption reserve fund in any manner permitted by law.

Warrants

Upon the consummation of the Business Combination, each PCAC warrant outstanding immediately prior to the Business Combination was assumed by us and converted into our Warrant. Each Public Warrant continues to have and be subject to substantially the same terms and conditions as were applicable to such PCAC warrant immediately prior to the consummation of the Business Combination (including any repurchase rights and cashless exercise provisions). Public Warrants will become exercisable on January 13, 2023, which is 30 days after the completion of the Business Combination, provided that a registration statement under the Securities Act covering the issuance of the Ordinary Shares underlying Public Warrants is then effective and a prospectus relating thereto is current. Public Warrants will expire on December 14, 2027 (i.e., five years after the completion of the Business Combination) or earlier upon redemption or liquidation in accordance with their terms.

Private Placement Warrants are identical to Public Warrants in all material respects, except that with respect to the Private Placement Warrants held by the Sponsor, so long as they are held by the Sponsor or its permitted transferees, such Private Placement Warrants (i) are not redeemable subject to limited exceptions, (ii) may not, subject to certain limited exceptions, be transferred, assigned or sold by the holder until January 13, 2023, which is 30 days after the completion of the Business Combination, (iii) may be exercised by the holders on a cashless basis, and (iv) are entitled to registration rights.

Investor Rights Agreement

See “Item 7. Major Shareholders and Related Party Transactions – B. Related Party Transactions – Investor Rights Agreement” in our 2023 Form 20-F.

Amended and Restated Meritz Relationship Agreement

See “Item 5. Operating and Financial Review and Prospects—B. Liquidity and Capital Resources—Meritz Private Placement” in our 2023 Form 20-F.

Certain Cayman Islands Company Considerations

We are a Cayman Islands exempted company incorporated with limited liability. This discussion does not purport to be a complete statement of the rights of holders of our shares under applicable law in the Cayman Islands or the rights of holders of the common stock of a typical corporation in the United States.

Our corporate affairs are governed by the Amended Articles, the Cayman Companies Act of the Cayman Islands and the common law of the Cayman Islands. We cannot predict whether Cayman Islands courts would reach the same conclusions as Delaware or other courts in the United States. Accordingly, you may have more difficulty in protecting your interests under Cayman Islands law in the face of actions by our management, directors or controlling shareholder(s) than would shareholders of a corporation incorporated in a U.S. jurisdiction that has developed a substantial body of case law.

Differences in Corporate Law

The Cayman Companies Act is modeled after that of English law but does not follow recent statutory enactments in England. In particular, the Cayman Islands has a different body of securities laws than the United States. Some U.S. states, such as Delaware, may have more fully developed and judicially interpreted bodies of corporate law than the Cayman Islands. In addition, Cayman Islands companies may not have standing to initiate a shareholder derivative action in a federal court of the United States.

Mergers and Similar Arrangements

The Cayman Companies Act permits mergers and consolidations between Cayman Islands companies and between Cayman Islands companies and non-Cayman Islands companies. For these purposes, (a) “merger” means the merging of two or more constituent companies and the vesting of their undertaking, property and liabilities in one of such companies as the surviving company, and (b) a “consolidation” means the combination of two or more constituent companies into a consolidated company and the vesting of the undertaking, property and liabilities of such companies to the consolidated company.

In order to effect such a merger or consolidation, Cayman Islands law requires a written plan of merger or consolidation to be approved by the directors of each constituent company and authorization by (a) a special resolution of the shareholders of each constituent company and (b) such other authorization, if any, as may be specified in such constituent company’s articles of association.

A merger between a Cayman parent company and its Cayman subsidiary or subsidiaries does not require authorization by a resolution of shareholders of that Cayman subsidiary if a copy of the plan of merger is given to every member of that Cayman subsidiary to be merged unless that member agrees otherwise. For this purpose, a subsidiary is a company of which at least ninety percent (90%) of the issued shares entitled to vote are owned by the parent company.

The consent of each holder of a fixed or floating security interest over a constituent company is required unless this requirement is waived by a court in the Cayman Islands.

The written plan of merger or consolidation must be filed with the Registrar of Companies in the Cayman Islands together with a declaration as to the solvency of the consolidated or surviving company, a declaration as to the assets and liabilities of each constituent company and an undertaking that a copy of the certificate of merger or consolidation will be given to the members and creditors of each constituent company and that notification of the merger and consolidation will be published in the Cayman Islands Gazette. Save in certain circumstances, a dissenting shareholder of a Cayman constituent company is entitled to payment of the fair value of his shares upon dissenting to a merger or consolidation. The fair value of the shares will be determined by the Cayman Islands court if it cannot be agreed among the parties. The exercise of dissenter rights will preclude the exercise by the dissenting shareholder of any other rights to which he or she might otherwise be entitled by virtue of holding shares, save for the right to seek relief on the grounds that the merger or consolidation is void or unlawful. Court approval is not required for a merger or consolidation effected in compliance with these statutory procedures.

In addition, there are statutory provisions that facilitate the reconstruction and amalgamation of companies, by way of schemes of arrangement, provided that the arrangement is approved by (a) 75% in value of the shareholders or class of shareholders, or (b) a majority in number representing 75% in value of the creditors, as the case may be, that are present and voting either in person or by proxy at a meeting, or meetings, convened for that purpose. The convening of the meetings and subsequently the arrangement must be sanctioned by the Grand Court of the Cayman Islands. While a dissenting shareholder has the right to express to the court the view that the transaction ought not to be approved, the court can be expected to approve the arrangement if it determines that:

•	the statutory provisions as to the required majority vote have been met;

•	the shareholders have been fairly represented at the meeting in question and the statutory majority are

•	acting bona fide without coercion of the minority to promote interests adverse to those of the class;

•	the arrangement is such that may be reasonably approved by an intelligent and honest man of that class acting in respect of his interest; and

•	the arrangement is not one that would more properly be sanctioned under some other provision of the Cayman Companies Act.

Alternatively, Cayman Islands law also contains a statutory power of compulsory acquisition which may facilitate the “squeeze out” of dissentient minority shareholder upon a takeover offer. When a takeover offer is made and accepted by holders of 90.0% of the shares affected within four months, the offeror may, within a two-month period commencing on the expiration of such four month period, require the holders of the remaining shares to transfer such shares to the offeror on the terms of the offer. An objection can be made to the Grand

Court of the Cayman Islands but this is unlikely to succeed in the case of an offer which has been so approved unless there is evidence of fraud, bad faith or collusion.

If an arrangement and reconstruction by way of scheme of arrangement is thus approved, or if a takeover offer is made and accepted in accordance with the foregoing statutory procedures, the dissenting shareholder would have no rights comparable to appraisal rights, save that objectors to a takeover offer may apply to the Grand Court of the Cayman Islands for various orders that the Grand Court of the Cayman Islands has a broad discretion to make.

Shareholders’ Suits

Derivative actions have been brought in the Cayman Islands courts. In principle, the Company will be the proper plaintiff in any claim based on a breach of duty owed to it, and a claim against (for example) the Company’s officers or directors usually may not be brought by a shareholder. However, based on English authorities, which would in all likelihood be of persuasive authority and be applied by a court in the Cayman Islands, the Cayman Islands courts can be expected (and have had occasion) to follow and apply the common law principles (namely the rule in Foss v. Harbottle and the exceptions thereto) which permit a minority shareholder to commence a class action against, or derivative actions in the name of us when:

•	a company acts or proposes to act illegally or ultra vires and is therefore incapable of ratification by the shareholders;

•	the act complained of, although not ultra vires, could only be effected duly if authorized by more than a simple majority vote that has not been obtained; and

•	those who control the Company are perpetrating a “fraud on the minority.”

A shareholder may have a direct right of action against us where the individual rights of that shareholder have been infringed or are about to be infringed.

Indemnification of Directors and Executive Officers and Limitation of Liability

Cayman Islands law does not limit the extent to which a company’s memorandum and articles of association may provide for indemnification of officers and directors, except to the extent any such provision may be held by the Cayman Islands courts to be contrary to public policy, such as to provide indemnification against civil fraud or the consequences of committing a crime. The Amended Articles provides that our directors, secretary, assistant secretary and other officers (but not including our auditors) and the personal representatives of the same shall be indemnified and secured harmless out of the assets and funds of our Company against all actions, proceedings, costs, charges, expenses, losses, damages or liabilities incurred or sustained by them, other than by reason of their own dishonesty, willful default or fraud as determined by a court of competent jurisdiction, in or about the conduct of the Company’s business affairs (including as a result of any mistake of judgment) or in the execution or discharge of their duties, powers, authorities or discretion, including without prejudice to the generality of the foregoing, any costs, expenses, losses or liabilities incurred by them in defending (whether successfully or otherwise) any civil proceedings concerning us or our affairs in any court whether in the Cayman Islands or elsewhere. In addition, we will enter into indemnification agreements with our directors and executive officers that provide such persons with additional indemnification beyond that provided in the Amended Articles.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers or persons controlling us under the foregoing provisions, we have been informed that in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Directors’ Fiduciary Duties

As a matter of Cayman Islands law, a director of a Cayman Islands company is in the position of a fiduciary with respect to the company of which they are a director and therefore it is considered that he or she owes the following duties to such company: a duty to act bona fide in the best interests of such company; a duty not to make a personal profit based on his or her position as director (unless such company permits him or her to do so) and a duty not to put himself or herself in a position where the interests of such company conflict with his or her personal interest or his or her duty to a third party. A director of a Cayman Islands company owes to such company a duty to act with skill and care. It was previously considered that a director need not exhibit in the performance of his or her duties a greater degree of skill than may reasonably be expected from a person of his or her knowledge and experience. However, English and Commonwealth courts have moved towards an objective standard with regard to the required skill and care and these authorities are likely to be followed in the Cayman Islands.

Under the Amended Articles, a director who is in any way, whether directly or indirectly, interested in a contract or proposed contract with our Company shall declare the nature of their interest at a meeting of the board of directors. A general notice given to the directors by any director to the effect that he or she is to be regarded as interested in any contract or other arrangement which may thereafter be made with that company or firm shall be deemed a sufficient declaration of interest in regard to any contract so made. Following such declaration, and subject to the rules of the NYSE and disqualification by the chair of the relevant board meeting, a director may vote in respect of any contract or proposed contract or arrangement notwithstanding that he or she may be interested therein and if he or she does so his or her vote shall be counted and he or she may be counted in the quorum at any meeting of the directors at which any such contract or proposed contract or arrangement shall come before the meeting for consideration.

Shareholder Action by Written Consent

The Amended Articles provide that resolutions of shareholders in writing in lieu of a general meeting shall not be permitted.

Shareholder Proposals

Cayman Islands law does not provide shareholders any right to put a proposal before a meeting or requisition a general meeting. However, these rights may be provided in a company’s articles of association. The Amended Articles allow our shareholders holding at least ten percent of the paid up voting share capital to requisition a shareholder’s meeting, in which case our board of directors will be obliged to convene an extraordinary general meeting and put the resolutions so requisitioned to a vote at such meeting. Other than this right to requisition a shareholders’ meeting, the Amended Articles do not provide our shareholders any other right to put a proposal before a shareholders’ general meeting. As an exempted company in the Cayman Islands, we are not obliged by law to call shareholders’ annual general meetings, nor do the Amended Articles compel us to convene an annual general meeting.

Cumulative Voting

Cumulative voting potentially facilitates the representation of minority shareholders on a board of directors since it permits the minority shareholder to cast all the votes to which the shareholder is entitled on a single director, which increases the shareholder’s voting power with respect to electing such director. There are no prohibitions in relation to cumulative voting under the laws of the Cayman Islands but the Amended Articles do not provide for cumulative voting.

Removal of Directors

Under the Amended Articles, subject to the Sponsor’s right to appoint and remove one individual to serve as a director (subject to the Sponsor holding 50% of the Ordinary Shares held by it on the listing date of the Shares on the NYSE), the other directors may be removed with or without cause, by an ordinary resolution of our shareholders. An appointment of a director may be on terms that the director shall automatically retire from office (unless he has sooner vacated office) at the next or a subsequent annual general meeting or upon any specified event or after any specified period in a written agreement between the Company and the director, if any; but no such term shall be implied in the absence of express provision. In addition, a director’s office shall be vacated if the director (i) becomes bankrupt or makes any arrangement or composition with his creditors; (ii) dies or is found to be or becomes of unsound mind; (iii) resigns his office by notice in writing to the Company; (iv) is removed from office by notice addressed to them at their last known address and signed by all of their co-directors (not being less than two in number) or, (v) is removed from office pursuant to any other provisions of the Amended Articles.

Transactions with Interested Shareholders

Although Cayman Islands law does not regulate transactions between a company and its significant shareholders, it does provide that such transactions must be entered into bona fide in the best interests of the company and not with the effect of constituting a fraud on the minority shareholders.

Dissolution and Winding up

Under Cayman Islands law, a company may be wound up either compulsorily by an order of the courts of the Cayman Islands or voluntarily, by a special resolution of its members or on the occurrence of an event or expiry of period specified in its articles of association, or, if the company is unable to pay its debts as they fall due, by an ordinary resolution of its members. The court has authority to order winding up in a number of specified circumstances including where it is, in the opinion of the court, just and equitable to do so. Under the Cayman Companies Act, we may commence winding up upon the passing of a special resolution of our shareholders.

Variation of Rights of Shares

Under Cayman Islands law and the Amended Articles, if our share capital is divided into more than one class of shares, the rights attached to any such class may, subject to any rights or restrictions for the time being attached to any class, only be materially adversely varied or abrogated with the consent in writing of the holders of not less than two-thirds of the issued shares of that class or with the sanction of a resolution passed by a majority of two-thirds of the votes cast at a separate meeting of the holders of the shares of that class.

Amendment of Governing Documents

As permitted by Cayman Islands law, the Amended Articles may only be amended with a special resolution of our shareholders.

Rights of Non-resident or Foreign Shareholders

There are no limitations imposed by the Amended Articles on the rights of non-resident or foreign shareholders to hold or exercise voting rights on our shares. In addition, there are no provisions in the Amended Articles that require us to disclose shareholder ownership above any particular ownership threshold.

SELLING SECURITYHOLDERS

The Selling Securityholders may offer and sell, from time to time, any or all of the shares or warrants being offered for resale by this prospectus, consisting of:

•	up to 15,327,225 of PIPE Shares;

•	up to 4,500,000 Ordinary Shares issued to Aspex;

•	up to 97,353,016 Ordinary Shares issued to FFG Selling Securityholders;

•	up to 5,000,000 Ordinary Shares issued to the Sponsor;

•	up to 11,280,000 Private Placement Warrants; and

•	up to 11,280,000 Ordinary Shares that are issuable upon the exercise of Private Placement Warrants.

The Selling Securityholders may from time to time offer and sell any or all of the Ordinary Shares set forth below pursuant to this prospectus. When we refer to the “Selling Securityholders” in this prospectus, we mean the persons listed in the table below, and the pledgees, donees, transferees, assignees, successors and others who later come to hold any of the Selling Securityholders’ interests in our securities after the date of this prospectus other than through a public sale.

The following table is prepared based on information provided to us by the Selling Securityholders. The following table sets forth, as of May 20, 2024, the names of the Selling Securityholders, and the aggregate number of Ordinary Shares and Warrants that the Selling Securityholders may offer pursuant to this prospectus. The table does not include the issuance by us of up to 20,699,969 Ordinary Shares upon the exercise of outstanding Public Warrants, which is covered by this prospectus, but reflects up to 11,280,000 Ordinary Shares issuable upon the exercise of Private Placement Warrants.

We have determined beneficial ownership in accordance with the rules of the SEC and the information is not necessarily indicative of beneficial ownership for any other purpose. The percentage of our Ordinary Shares beneficially owned is computed on the basis of 142,374,619 Ordinary Shares issued and outstanding as of July 18, 2024.

Because each Selling Securityholder may dispose of all, none or some portion of their securities, no estimate can be given as to the number of securities that will be beneficially owned by a Selling Securityholder upon termination of this offering. For purposes of the table below, however, we have assumed that after termination of this offering none of the securities covered by this prospectus will be beneficially owned by the Selling Securityholders and further assumed that the Selling Securityholders will not acquire beneficial ownership of any additional securities during the offering. In addition, the Selling Securityholders may have sold, transferred or otherwise disposed of, or may sell, transfer or otherwise dispose of, at any time and from time to time, our securities in transactions exempt from the registration requirements of the Securities Act after the date on which the information in the tables is presented.

Selling Securityholders information for each additional Selling Securityholder, if any, will be set forth by prospectus supplement to the extent required prior to the time of any offer or sale of such Selling Securityholder’s securities pursuant to this prospectus. Any prospectus supplement may add, update, substitute, or change the information contained in this prospectus, including the identity of the Selling Securityholder, each additional Selling Securityholder and the number of Ordinary Shares registered on its behalf.

Please see the section titled “Plan of Distribution” for further information regarding the Selling Securityholders’ methods of distributing these securities.

Name of Selling Securityholder	Securities Beneficially Owned Prior to this Offering				Number of Securities Being Offered (†)		Securities Beneficially Owned After the Securities are Sold (†)(†)
	Ordinary Shares (1)%		Warrants (2)%		Ordinary Shares	Warrants	Ordinary Shares	%	Warrants	%
Fosun International Limited (3)	90,334,215	63.45%	—	—	90,334,215	—	—	—	—	—
Talent Insight Project Company Limited (4)	2,385,438	1.68%	—	—	2,385,438	—	—	—	—	—
Natixis (5)	2,639,822	1.85%	—	—	7,919,466	—	—	—	—	—
Lucky Palm Investments Limited (6)	1,599,365	1.12%	—	—	1,599,365	—	—	—	—	—
Stephenson Management Inc. (7)	421,912	*	—	—	421,912	—	—	—	—	—
AOK Investments LLC (8)	26,291	*	—	—	26,291	—	—	—	—	—
Macro Ceccarelli (9)	35,637	*	—	—	35,637	—	—	—	—	—
LUX Regency (International) Holding Limited (10)	413,701	*	—	—	—	—	—	—	—	—
Baozun Hongkong Investment Limited (11)	1,621,790	1.14%	—	—	1,621,790	—	—	—	—	—
Target Gain International Limited (12)	275,372	*	—	—	275,372	—	—	—	—	—
Great Pacific Enterprises Ltd (13)	437,895	*	—	—	437,895	—	—	—	—	—
ITOCHU Corporation (14)	750,316	*	—	—	750,316	—	—	—	—	—
Stella International Limited (15)	1,175,790	*	—	—	1,175,790	—	—	—	—	—
Brilliant Fashion Holdings Limited (16)	8,651,247	6.08%	—	—	8,651,247	—	—	—	—	—
HongKong Golden A&A Co., Limited (17)	200,000	*	—	—	200,000	—	—	—	—	—
Handsome Corporation (18)	800,000	*	—	—	800,000	—	—	—	—	—
Primavera Capital Acquisition LLC (19)	15,280,000	1.73%	10,280,000	—	15,280,000	10,280,000	—	—	—	—
Aspex Master Fund (20)	5,500,000	3.86%	1,000,000	—	5,500,000	1,000,000	—	—	—	—

(*)	Less than 1% of the total number of issued and outstanding Ordinary Shares.

(†)

The amounts set forth in this column are the number of Ordinary Shares or Private Placement Warrants that may be offered by such Selling Securityholder using this prospectus. These amounts do not represent any other Ordinary Share or Warrant that the Selling Securityholder may own beneficially or otherwise.

(††)	Assumes the sale of all of the securities offered by the Selling Securityholders.

(1)	Represents Ordinary Shares, including Ordinary Shares issuable upon the exercise of Private Placement Warrants.

(2)	Represents Private Placement Warrants

(3)

Based solely upon information contained in the most recently filed Schedule 13D/A of Fosun International Limited, filed with the SEC on June 17, 2024, reflecting beneficial ownership as of June 14, 2024. According to this Schedule 13D/A, the aggregate amount of 90,334,215 Ordinary Shares beneficially owned by Fosun International Limited included (i) 18,811,415 Ordinary Shares held by Fosun Fashion Holdings (Cayman) Limited and (ii) 6,071,591 Ordinary Shares held by Yujing Fashion (BVI) Limited. Fosun Fashion Holdings (Cayman) Limited is wholly-owned by Fosun International Limited (HKSE Stock Code: 0656). Yujing Fashion (BVI) Limited is wholly-owned by Yu Jing Industrial Limited, which is in turn wholly-owned by Shanghai Yuyuan Tourist Mart (Group) Co., Ltd (SSE Stock Code: 600655). Shanghai Yuyuan Tourist Mart (Group) Co., Ltd (SSE Stock Code: 600655) is majority-owned by Fosun International Limited (HKSE Stock Code: 0656) indirectly through a number of intermediate subsidiaries. The business address of Fosun Fashion Holdings (Cayman) Limited is 4F, 168 Jiujiang Road Carlowitz & Co, Huangpu District Shanghai, 200001, China. The business address of Yujing Fashion (BVI) Limited is Fuxing Rd East 2, Shanghai, 200010, China.

(4)

The business address of Talent Insight Project Company Limited is Portcullis Chambers, 4th Floor, Ellen Skelton Building, 3076 Sir Francis Drake Highway, Road Town, Tortola, British Virgin Islands VG1110.

(5)

In respect of the 2,639,822 Ordinary Shares held by Natixis, Fosun International Limited entered into the amended TRS with Natixis, as evidenced by a Confirmation dated as of June 14, 2024 and governed by an ISDA Master Agreement dated as of September 12, 2017 between Natixis and Fosun International Limited, as such confirmation or agreement (as the case may be) may be amended and supplemented from time to time, pursuant to which, among other things, Natixis passed through to Fosun International Limited the full economic exposure to LGHL after the Mergers’ effective time (as defined within the TRS). The business address of Natixis is 7 promenade Germaine Sablon, 75013 Paris, France.

(6)	The business address of Lucky Palm Investments Limited is Kingston Chambers, PO Box 173, Road Town, Tortola, British Virgin Islands.

(7)

The business address of Stephenson Management Inc. is 2200 Stanley Street, Montreal, Quebec, H3A 1R6, Canada. Stephenson Management Inc. is wholly owned by our director, Mitchell Alan Garber and his spouse Anne-Marie Boucher. As such, Mr. Garber may be deemed to beneficially own such shares.

(8)	The business address of AOK Investments LLC is 15821 Ventura Blvd. 370, Encino CA 91436, United States of America.

(9)	The business address of Marco Ceccarelli is 21235 Rue-Euclide-Lavigne, Sainte-Anne-De Bellevue, Quebec, H9X 4C9, Canada.

(10)	The business address of LUX Regency (International) Holding Limited is 1575 Bayview RD Oakville, Ontario L6L 1A2, Canada.

(11)	The business address of Baozun Hongkong Investment Limited is No. 1-9, Lane 510, West Jiangchang Road, Shanghai, China.

(12)	The business address of Target Gain International Limited is 11/F, Gold Union Commercial Building, 70-72 Connaught Road West, Sheung Wan, Hong Kong.

(13)	The business address of Great Pacific Enterprises Ltd is No.900, Huzhi Avenue, Huzhou, Zhejiang Province, China.

(14)	The business address of ITOCHU Corporation is 5-1, Kita-aoyama 2-Chome, Minato-ku, Tokyo, 107-8077, Japan.

(15)	The business address of Stella International Limited is Flat C, 20/F, MG Tower, 133 Hoi Bun Road, Kowloon, Hong Kong.

(16)

Based solely upon information contained in the most recently filed Schedule 13G/A of the Brilliant Fashion Holdings Limited, filed with the SEC on February 14, 2023, reflecting beneficial ownership as of December 31, 2023. According to this Schedule 13G/A, it represented 8,651,247 Ordinary Shares held by Brilliant Fashion Holdings Limited, which is the settlor of our employee incentive award plan trust with Futu Trustee Limited as the trustee. See the section titled “Item 6. Directors, Senior Management and Employees—B. Compensation—Share Incentive Plan.” As the sole director of Brilliant Fashion Holdings Limited, Weijin Fang is the administrator of the Issuer’s employee incentive award plan. Therefore, Weijin Fang has voting power and dispositive power over Ordinary Shares held by Brilliant Fashion Holdings Limited and may be deemed the beneficial owner of such Ordinary Shares.

(17)	The business address of HongKong Golden A&A Co., Limited is Floor 2, Building 2, No. 351, Sizhuan Road, Sijing Town, Songjiang District, Shanghai, China, 201601

(18)	The business address of Handsome Corporation is 11F Handsome Building, 523, Dosan-daero, Gangnam-gu, Seoul, Republic of Korea.

(19)

Based solely upon information contained in the most recent filed Schedule 13G of the Primavera Capital Acquisitions LLC, filed with the SEC on February 14, 2023, reflecting beneficial ownership as of December 31, 2022. According to this schedule 13G, it represented the number of Ordinary Shares beneficially owned by Primavera Capital Acquisition LLC (the “Sponsor”), consisting of (i) 5,000,000 Ordinary Shares held by the Sponsor, and (ii) 10,280,000 Ordinary Shares issuable upon the exercise of 10,280,000 Private Placement Warrants. The business address of the Sponsor is 41/F Gloucester Tower, 15 Queen’s Road Central, Hong Kong. Fred Hu is the sole manager of the Sponsor and has voting and investment discretion with respect to the Ordinary Shares held of record by the Sponsor. Accordingly, all of the Ordinary Shares held by the Sponsor may be deemed to be beneficially held by Fred Hu.

(20)

Represents the number of Ordinary Shares beneficially owned by Aspex, consisting of (i) 4,500,000 Ordinary Shares held by Aspex, and (ii) 1,000,000 Ordinary Shares issuable upon the exercise of the 1,000,000 Private Placement Warrants. The business address of Aspex Master Fund is c/o Aspex Management (HK) Limited, 16th Floor, St. George’s Building, 2 Ice House Street, Hong Kong.

TAXATION

United States Federal Income Tax Considerations

General

The following is a general discussion of the material U.S. federal income tax consequences of the acquisition, ownership and disposition of our Ordinary Shares and Warrants (the “Securities”). This discussion applies only to U.S. Holders (as defined below) that purchase Securities from the Selling Securityholders in this offering. No ruling has been requested or will be obtained from the IRS regarding the U.S. federal income tax consequences of the acquisition, ownership and disposition of our Securities; thus, there can be no assurance that the IRS will not challenge the U.S. federal income tax treatment described below or that, if challenged, such treatment will be sustained by a court.

This summary is limited to U.S. federal income tax considerations relevant to U.S. Holders that hold Securities as “capital assets” within the meaning of section 1221 of the Internal Revenue Code of 1986, as amended (the “Code”) (generally, property held for investment). This discussion does not address all aspects of U.S. federal income taxation that may be important to holders in light of their individual circumstances, including holders subject to special treatment under the U.S. tax laws, such as, for example:

•	our officers or directors;

•	banks, financial institutions or financial services entities;

•	insurance companies;

•	broker-dealers;

•	taxpayers that are subject to the mark-to-market accounting rules;

•	tax-exempt entities;

•	governments or agencies or instrumentalities thereof;

•	real estate investment trusts;

•	regulated investment companies;

•	partnerships, S corporations or other pass-through entities or their partners, shareholders or other beneficial owners;

•	persons required to accelerate the recognition of any item of gross income as a result of such income being recognized on an applicable financial statement;

•	expatriates or former long-term residents of the United States;

•	persons that actually or constructively own five percent or more of our shares by vote or value;

•	persons that hold Securities as part of a straddle, constructive sale, hedging, conversion or other integrated or similar transaction; or

•	U.S. Holders (as defined below) whose functional currency is not the U.S. dollar.

As used in this prospectus, the term “U.S. Holder” means a beneficial owner of Securities that is for U.S. federal income tax purposes:

•	an individual citizen or resident of the United States;

•

a corporation (or other entity treated as a corporation for U.S. federal income tax purposes) that is created or organized (or treated as created or organized) in or under the laws of the United States, any state thereof or the District of Columbia;

•	an estate the income of which is subject to U.S. federal income taxation regardless of its source; or

•

a trust if a court within the United States is able to exercise primary supervision over the administration of the trust and one or more U.S. persons have the authority to control all substantial decisions of the trust.

The discussion below is based upon the provisions of the Code, the Treasury regulations promulgated thereunder and administrative and judicial interpretations thereof, all as of the date hereof. Those authorities may be repealed, revoked, modified or subject to differing interpretations, possibly on a retroactive basis, so as to result in U.S. federal income tax consequences different from those discussed below. Furthermore, this discussion does not address any aspect of U.S. federal non-income tax laws, such as gift, estate or Medicare contribution tax laws, or state, local or non-U.S. tax laws.

This discussion does not consider the tax treatment of partnerships or other pass-through entities or persons who hold Securities through such entities. If a partnership (or other entity or arrangement classified as a partnership for U.S. federal income tax purposes) is the beneficial owner of Securities, the U.S. federal income tax treatment of a partner in the partnership generally will depend on the status of the partner and the activities of the partner and the partnership. If you are a partner of a partnership holding Securities, we urge you to consult your own tax advisor.

THIS SUMMARY DOES NOT PURPORT TO BE A COMPREHENSIVE ANALYSIS OR DESCRIPTION OF ALL POTENTIAL U.S. FEDERAL INCOME TAX CONSEQUENCES OF ACQUIRING, OWNING AND DISPOSING OF SECURITIES. HOLDERS OF SECURITIES SHOULD CONSULT WITH THEIR TAX ADVISORS REGARDING THE PARTICULAR TAX CONSEQUENCES TO THEM OF THE ACQUISITION, OWNERSHIP AND DISPOSITION OF SECURITIES, INCLUDING THE APPLICABILITY AND EFFECTS OF U.S. FEDERAL, STATE, LOCAL, AND OTHER TAX LAWS.

U.S. Holders

Taxation of Distributions

Subject to the possible applicability of the PFIC rules discussed below, a U.S. Holder generally will be required to include in gross income as a foreign-source dividend the amount of any distribution paid on our Ordinary Shares (including the amount of any tax withheld on such distribution) to the extent the distribution is paid out of our current or accumulated earnings and profits (as determined under U.S. federal income tax principles). Distributions in excess of our earnings and profits generally will be applied against and reduce the U.S. Holder’s basis in our Ordinary Shares (but not below zero) and, to the extent in excess of such basis, will be treated as gain from the sale or exchange of such ordinary shares (see “—Gain or Loss on Sale, Taxable Exchange or Other Taxable Disposition of Ordinary Shares and Warrants” below). However, because we do not determine our earnings and profits under U.S. federal income tax principles, distributions on our Ordinary Shares generally will be reported to U.S. Holders as dividends taxable at ordinary income tax rates.

Dividends paid by us to a corporate U.S. Holder will not be eligible for the dividends-received deduction. With respect to non-corporate U.S. Holders, subject to certain exceptions (including, but not limited to, dividends treated as investment income for purposes of investment interest deduction limitations), dividends on our Ordinary Shares generally will be qualified dividend income subject to tax at preferential rates applicable to long-term capital gains provided that our Ordinary Shares are readily tradable on an established securities market in the United States, and we are not treated as a PFIC in the year the dividend is paid or in the preceding year and certain holding period and other requirements are met. U.S. Treasury Department guidance indicates that shares listed on NYSE (on which our Ordinary Shares are listed) will be considered readily tradable on an established securities market in the United States. Even if the Ordinary Shares are listed on NYSE, there can be no assurance that our Ordinary Shares will be considered readily tradable on an established securities market in future years.

U.S. Holders should consult their tax advisors regarding the availability of such lower rate for any dividends paid with respect to Ordinary Shares.

In the event that we are deemed to be a PRC resident enterprise under the PRC Enterprise Income Tax Law (see “Item 3. Key Information—D. Risk Factors—Risks Relating to Our Business and Industry—Changes in tax laws, regulations and policies in jurisdictions in which we operate may materially and adversely affect our results of operations and financial condition” in our 2023 Form 20-F), a U.S. Holder may be subject to PRC withholding taxes on dividends paid on our Ordinary Shares. We may, however, be eligible for the benefits of the US-PRC Tax Treaty (the “Treaty”) if we are considered a PRC resident enterprise. If we are eligible for such benefits, dividends we pay on our Ordinary Shares would be eligible for the reduced rates of taxation. In addition, a U.S. Holder may be entitled, subject to generally applicable limitations and conditions, to claim a foreign tax credit in respect of PRC taxes withheld on dividends received at the applicable Treaty rate. U.S. Holders who do not elect to claim a credit for any foreign income taxes paid or accrued during the taxable year may instead claim a deduction of such taxes. The rules relating to the foreign tax credit are complex, and recently issued Treasury Regulations (the “Foreign Tax Credit Regulations”) have introduced additional requirements and limitations to the foreign tax credit rules. U.S. Holders are urged to consult their own tax advisors regarding the availability of foreign tax credits or deductions with respect to the Ordinary Shares in the event any PRC tax is withheld from our dividends.

Dividends paid in a currency other than U.S. dollars will be includable in income in a U.S. dollar amount based on the exchange rate in effect on the date of receipt whether or not the non-U.S. currency received is converted into U.S. dollars or otherwise disposed of at that time. If dividends paid in a currency other than U.S. dollars are converted into U.S. dollars on the day they are received, the U.S. Holder generally will not be required to recognize foreign currency gain or loss in respect of the dividend income.

Gain or Loss on Sale, Taxable Exchange or Other Taxable Disposition of Ordinary Shares and Warrants

Subject to the PFIC rules discussed below, a U.S. Holder generally will recognize capital gain or loss on the sale or other taxable disposition of our Ordinary Shares or Warrants in an amount equal to the difference between the amount realized on the disposition and such U.S. Holder’s adjusted tax basis in such Ordinary Shares or Warrants. Any such capital gain or loss generally will be long-term capital gain or loss if the U.S. Holder’s holding period for such Ordinary Shares or Warrants exceeds one year. Long-term capital gain realized by a non-corporate U.S. Holder is currently eligible to be taxed at reduced rates. The deduction of capital losses is subject to certain limitations.

In the event that gain from the disposition of our Ordinary Shares is subject to tax in the PRC, such gain may be treated as PRC source gain under the Treaty. However, under the recently issued Foreign Tax Credit Regulations, a U.S. Holder that is not eligible for the benefits of the Treaty or that does not elect to apply the benefits of the Treaty may not be able to claim a foreign tax credit in respect of any PRC tax imposed on the disposition of the Ordinary Shares. U.S. Holders are urged to consult their tax advisors regarding the tax consequences if any PRC tax were to be imposed on a disposition of our Ordinary Shares, including the availability of the foreign tax credit under their particular circumstances and the potential impact of the Foreign Tax Credit Regulations.

Exercise, Lapse or Redemption of a Warrant

Subject to the PFIC rules and except as discussed below with respect to the cashless exercise of a warrant, a U.S. Holder generally will not recognize gain or loss upon the acquisition of an Ordinary Share on the exercise of a Warrant. A U.S. Holder’s tax basis in an Ordinary Share received upon exercise of the Warrant generally will be an amount equal to the sum of the U.S. Holder’s tax basis in the Warrant exchanged therefor and the exercise price. The U.S. Holder’s holding period for an Ordinary Share received upon exercise of the Warrant will begin on the date following the date of exercise (or possibly the date of exercise) of the Warrant and will not include the period during which the U.S. Holder held the Warrant. If a Warrant is allowed to lapse unexercised, a U.S. Holder generally will recognize a capital loss equal to such holder’s tax basis in the Warrant.

The tax consequences of a cashless exercise of a warrant are not clear under current law. Subject to the PFIC rules discussed below, a cashless exercise may not be taxable, either because the exercise is not a realization event or because the exercise is treated as a “recapitalization” for U.S. federal income tax purposes. Although we expect a U.S. Holder’s cashless exercise of our warrants (including after we provide notice of our intent to redeem warrants for cash) to be treated as a recapitalization, a cashless exercise could alternatively be treated as a taxable exchange in which gain or loss would be recognized.

In either tax-free situation, a U.S. Holder’s tax basis in the Ordinary Shares received generally would equal the U.S. Holder’s tax basis in the Warrants. If the cashless exercise is not treated as a realization event, it is unclear whether a U.S. Holder’s holding period for the Ordinary Share will commence on the date of exercise of the warrant or the day following the date of exercise of the warrant. If the cashless exercise is treated as a recapitalization, the holding period of the Ordinary Shares would include the holding period of the warrants.

It is also possible that a cashless exercise may be treated in part as a taxable exchange in which gain or loss would be recognized. In such event, a portion of the Warrants to be exercised on a cashless basis could, for U.S. federal income tax purposes, be deemed to have been surrendered in consideration for the exercise price of the remaining Warrants, which would be deemed to be exercised. For this purpose, a U.S. Holder may be deemed to have surrendered a number of Warrants having an aggregate value equal to the exercise price for the total number of Warrants to be deemed exercised. Subject to the PFIC rules discussed below, the U.S. Holder would recognize capital gain or loss in an amount equal to the difference between the fair market value of the total number of Warrants deemed surrendered and the U.S. Holder’s tax basis in such Warrants. In this case, a U.S. Holder’s tax basis in the Ordinary Shares received would equal the U.S. Holder’s tax basis in the Warrants exercised plus (or minus) the gain (or loss) recognized with respect to the surrendered Warrants. It is unclear whether a U.S. Holder’s holding period for the Ordinary Shares would commence on the date of exercise of the Warrant or the day following the date of exercise of the Warrant.

Because of the absence of authority on the U.S. federal income tax treatment of a cashless exercise, there can be no assurance which, if any, of the alternative tax consequences and holding periods described above would be adopted by the IRS or a court of law. Accordingly, a U. S. Holder should consult its tax advisor regarding the tax consequences of a cashless exercise.

Subject to the PFIC rules described below, if we redeem warrants for cash or purchase warrants in an open market transaction, such redemption or purchase generally will be treated as a taxable disposition to the U.S. Holder, taxed as described above under “Exercise, Lapse or Redemption of a Warrant.”

Possible Constructive Distributions

The terms of each Warrant provide for an adjustment to the number of Ordinary Shares for which the Warrant may be exercised or to the exercise price of the warrant in certain events, as discussed in the Description of Securities Registered under Section 12 of the Securities Exchange Act of 1934, which is filed as an exhibit to 2023 Form 20-F. An adjustment which has the effect of preventing dilution generally is not taxable. The U.S. Holders of the Warrants would, however, be treated as receiving a constructive distribution from us if, for example, the adjustment increases such U.S. Holders’ proportionate interests in our assets or earnings and profits (e.g. through an increase in the number of Ordinary Shares that would be obtained upon exercise or through a decrease to the exercise price of a Warrant) as a result of a distribution of cash or other property to the holders of Ordinary Shares which is taxable to the U.S. Holders of such Ordinary Shares as described under “Taxation of Distributions” above. Such constructive distribution would be subject to tax as described under that section in the same manner as if the U.S. Holders of the warrants received a cash distribution from us equal to the fair market value of such increased interest, and would increase a U.S. Holder’s adjusted tax basis in its Warrants to the extent that such distribution is treated as a dividend.

Passive Foreign Investment Company Status

The treatment of U.S. Holders of our Ordinary Shares and Warrants could be materially different from that described above if we are or were treated as a passive foreign investment company (“PFIC”) for U.S. federal income tax purposes for any taxable year during which such U.S. Holders held our Ordinary Shares and/or Warrants.

A non-U.S. corporation will be classified as a PFIC for U.S. federal income tax purposes if either (i) at least 75% of its gross income in a taxable year, including its pro rata share of the gross income of any corporation in which it is considered to own at least 25% of the shares by value, is passive income or (ii) at least 50% of its assets in a taxable year (ordinarily determined based on fair market value and averaged quarterly over the year), including its pro rata share of the assets of any corporation in which it is considered to own at least 25% of the shares by value, are held for the production of, or produce, passive income. Passive income generally includes dividends, interest, rents and royalties (other than rents or royalties derived from the active conduct of a trade or business) and gains from the disposition of passive assets.

We do not believe we were a PFIC for our most recently completed taxable year and, based on the composition of our current gross assets and income and the manner in which we expect to operate our business in future years, do not currently expect to be classified as a PFIC for the current taxable year or foreseeable future taxable years. However, this conclusion is a factual determination that must be made annually at the end of our taxable year, and our status will depend among other things upon changes in the composition and relative value of our gross receipts and assets. Accordingly, no assurance can be given that we will not be classified as a PFIC in the current year or in any future taxable year.

If we are determined to be a PFIC for any taxable year (or portion thereof) that is included in the holding period of a U.S. Holder of Ordinary Shares or Warrants and, in the case of Ordinary Shares, such U.S. Holder generally would be subject to special and adverse rules with respect to (i) any gain recognized by the U.S. Holder on the sale or other disposition of its Ordinary Shares or Warrants and (ii) any “excess distribution” made to the U.S. Holder (generally, any distributions to such U.S. Holder during a taxable year of the U.S. Holder that are greater than 125% of the average annual distributions received by such U.S. Holder in respect of the Ordinary Shares during the three preceding taxable years of such U.S. Holder or, if shorter, such U.S. Holder’s holding period for the Ordinary Shares).

Under these rules:

•	the U.S. Holder’s gain or excess distribution will be allocated ratably over the U.S. Holder’s holding period for the Ordinary Shares or Warrants;

•

the amount allocated to the U.S. Holder’s taxable year in which the U.S. Holder recognized the gain or received the excess distribution, or to the period in the U.S. Holder’s holding period before the first day of our first taxable year in which we were a PFIC, will be taxed as ordinary income;

•

the amount allocated to other taxable years (or portions thereof) of the U.S. Holder and included in its holding period will be taxed at the highest tax rate in effect for that year and applicable to the U.S. Holder; and

•

an additional tax equal to the interest charge generally applicable to underpayments of tax will be imposed on the U.S. Holder with respect to the tax attributable to each such other taxable year of the U.S. Holder.

If we are a PFIC and, at any time, have a non-U.S. subsidiary that is classified as a PFIC, a U.S. Holder generally would be deemed to own a portion of the shares of such lower-tier PFIC, and generally could incur liability for the deferred tax and interest charge described above if we (or our subsidiary) receive a distribution from, or disposes of all or part of its interest in, the lower-tier PFIC or the U.S. Holders otherwise were deemed to have disposed of an interest in the lower-tier PFIC. U.S. Holders are urged to consult their tax advisors regarding the tax issues raised by lower-tier PFICs.

A U.S. Holder may avoid some of the adverse PFIC tax consequences described above in respect of the Ordinary Shares (but not the Warrants) by making and maintaining a timely and valid QEF election (if eligible to do so) to include in income its pro rata share of our net capital gains (as long-term capital gain) and other earnings and profits (as ordinary income), on a current basis, in each case whether or not distributed, in the taxable year of the U.S. Holder in which or with which our taxable year ends. In order to comply with the requirements of a QEF election, a U.S. Holder must receive a PFIC Annual Information Statement from us. However, we do not expect to furnish U.S. Holders with the tax information necessary to enable a U.S. Holder to make a QEF election.

Alternatively, if we are a PFIC and our Ordinary Shares constitute “marketable stock,” a U.S. Holder may avoid some of the adverse PFIC tax consequences discussed above if such U.S. Holder, at the close of the first taxable year in which it holds (or is deemed to hold) the Ordinary Shares, makes a mark-to-market election with respect to such shares for such taxable year. Such U.S. Holder generally will include for each of its taxable years as ordinary income the excess, if any, of the fair market value of its Ordinary Shares at the end of such year over its adjusted basis in its Ordinary Shares. The U.S. Holder also will recognize an ordinary loss in respect of the excess, if any, of its adjusted basis of its Ordinary Shares over the fair market value of its Ordinary Shares at the end of its taxable year (but only to the extent of the net amount of previously included income as a result of the mark-to-market election). The U.S. Holder’s basis in its Ordinary Shares will be adjusted to reflect any such income or loss amounts, and any further gain recognized on a sale or other taxable disposition of its Ordinary Shares will be treated as ordinary income. Currently, a mark-to-market election may not be made with respect to Warrants. The mark-to-market election is available only for “marketable stock,” generally, stock that is regularly traded on a national securities exchange that is registered with the SEC, including NYSE (on which the Ordinary Shares are listed), or on a foreign exchange or market that the IRS determines has rules sufficient to ensure that the market price represents a legitimate and sound fair market value.

The rules dealing with PFICs are complex and are affected by various factors in addition to those described above. Accordingly, U.S. Holders of the Ordinary Shares and Warrants should consult their tax advisors concerning the application of the PFIC rules to Securities under their particular circumstances.

Non-U.S. Holders

This section applies to you if you are a “Non-U.S. Holder.” As used herein, the term “Non-U.S. Holder” means a holder who, for U.S. federal income tax purposes, is a beneficial owner of Securities (other than a partnership or other entity or arrangement treated as a partnership for U.S. federal income tax purposes) that is not a U.S. Holder.

Dividends (including constructive dividends) paid or deemed paid to a Non-U.S. Holder in respect of Ordinary Shares generally will not be subject to U.S. federal income tax unless the dividends are effectively connected with the Non-U.S. Holder’s conduct of a trade or business within the United States (and, if required by an applicable income tax treaty, are attributable to a permanent establishment or fixed base that such holder maintains in the United States). In addition, a Non-U.S. Holder generally will not be subject to U.S. federal income tax on any gain attributable to a sale or other disposition of Securities unless such gain is effectively connected with its conduct of a trade or business in the United States (and, if required by an applicable income tax treaty, is attributable to a permanent establishment or fixed base that such holder maintains in the United States), or the Non-U.S. Holder is an individual who is present in the United States for a period or periods aggregating 183 days or more in the taxable year of sale or other disposition and certain other conditions are met

(in which case, such gain from the United States sources generally is subject to tax at a 30% rate or a lower applicable treaty rate).

Dividends (including constructive dividends) and gains that are effectively connected with the Non-U.S. Holder’s conduct of a trade or business in the United States (and, if required by an applicable income tax treaty, are attributable to a permanent establishment or fixed base in the United States) generally will be subject to U.S. federal income tax at the same regular U.S. federal income tax rates applicable to a comparable U.S. Holder and, in the case of a Non-U. S. Holder that is a corporation for U.S. federal income tax purposes, also may be subject to an additional branch profits tax at a 30% rate or a lower applicable tax treaty rate.

The U.S. federal income tax treatment of a Non-U. S. Holder’s exercise of a Warrant, or the lapse of a Warrant held by a Non-U.S. Holder, generally will correspond to the U.S. federal income tax treatment of the exercise or lapse of a warrant by a U.S. Holder, as described in “Exercise, Lapse or Redemption of a Warrant” above, although to the extent a cashless exercise results in a taxable exchange, the consequences would be similar to those described in the preceding paragraphs above for a Non-U.S. Holder’s gain on the sale or other disposition of Securities.

Information Reporting and Backup Withholding

Dividend payments (including constructive dividends) with respect to Ordinary Shares and proceeds from the sale, exchange or redemption of Securities may be subject to information reporting to the IRS and possible United States backup withholding. Backup withholding (currently at a rate of 24%) will not apply, however, to a U.S. Holder who furnishes a correct taxpayer identification number (generally on an IRS Form W-9 provided to the paying agent of the U.S. Holder’s broker) and makes other required certifications, or who is otherwise exempt from backup withholding and establishes such exempt status. A Non-U.S. Holder generally will not be subject to the requirement for information reporting and backup withholding by providing certification of its foreign status, under penalties of perjury, on a duly executed applicable IRS Form W-8 or by otherwise establishing an exemption. Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules may be allowed as a refund or credit against a holder’s U. S. federal income tax liability, if any, provided the required information is timely furnished to the IRS.

Certain U.S. Holders holding specified foreign financial assets with an aggregate value in excess of an applicable dollar threshold are required to report information to the IRS relating to Securities, subject to certain exceptions (including an exception for Securities held in an account maintained with a U.S. financial institution), by attaching a complete IRS Form 8938, Statement of Specified Foreign Financial Assets, with their tax return, for each year in which they hold Securities.

Cayman Islands Tax Considerations

The following summary contains a description of certain Cayman Islands income tax consequences of the acquisition, ownership and disposition of ordinary shares, but it does not purport to be a comprehensive description of all the tax considerations that may be relevant to a decision to purchase ordinary shares. The summary is based upon the tax laws of Cayman Islands and regulations thereunder as of the date hereof, which are subject to change.

Prospective investors should consult their professional advisers on the possible tax consequences of buying, holding or selling any shares under the laws of their country of citizenship, residence or domicile. The following is a discussion on certain Cayman Islands income tax consequences of an investment in the Securities. The discussion is a general summary of present law, which is subject to prospective and retroactive change. It is not intended as tax advice, does not consider any investor’s particular circumstances, and does not consider tax consequences other than those arising under Cayman Islands law.

Under Existing Cayman Islands Laws:

Payments of dividends and capital in respect of Securities will not be subject to taxation in the Cayman Islands and no withholding will be required on the payment of interest and principal or a dividend or capital to any holder of Ordinary Shares, as the case may be, nor will gains derived from the disposal of the Ordinary Shares be subject to Cayman Islands income or corporation tax. The Cayman Islands currently have no income, corporation or capital gains tax and no estate duty, inheritance tax or gift tax.

No stamp duty is payable in respect of the issue of Securities or on an instrument of transfer in respect of a Security, unless the relevant instruments are executed in, or after execution brought within, the jurisdiction of the Cayman Islands or our Company holds interests in land in the Cayman Islands .

The Tax Concessions Law

We have been incorporated under the laws of the Cayman Islands as an exempted company with limited liability and, as such, pursuant to section 6 of the Tax Concessions Act (As Revised) of the Cayman Islands, we may obtain undertakings from the Financial Secretary of the Cayman Islands:

(a)	that no law which is thereafter enacted in the Cayman Islands imposing any tax to be levied on profits, income, gains or appreciations shall apply to us or our operations; and

(b)	in addition, that no tax to be levied on profits, income, gains or appreciations or which is in the nature of estate duty or inheritance tax shall be payable:

(i)	on or in respect of our shares, debentures or other obligations; or

(ii)	by way of the withholding in whole or in part of any relevant payment as defined in the Tax Concessions Act.

The Cayman Islands currently levy no taxes on individuals or corporations based upon profits, income, gains or appreciations and there is no taxation in the nature of inheritance tax or estate duty. There are no other taxes likely to be material to us levied by the Government of the Cayman Islands save certain stamp duties which may be applicable, from time to time, on certain instruments executed in or brought within the jurisdiction of the Cayman Islands.

PLAN OF DISTRIBUTION

The Selling Securityholders, which as used herein includes donees, pledgees, transferees, distributees or other successors-in-interest selling our Ordinary Shares or Warrants or interests in our Ordinary Shares or Warrants received after the date of this prospectus from the Selling Securityholder as a gift, pledge, partnership distribution or other transfer, may, from time to time, sell, transfer, distribute or otherwise dispose of certain of Ordinary Shares or Warrants held by them or interests in our Ordinary Shares or Warrants on any stock exchange, market or trading facility on which such securities are traded or in private transactions. These dispositions may be at fixed prices, at prevailing market prices at the time of sale, at prices related to the prevailing market price, at varying prices determined at the time of sale, or at negotiated prices.

We are registering the foregoing securities so that those securities may be freely sold to the public by the Selling Securityholders. We have agreed with certain Selling Securityholders pursuant to the Investor Rights Agreement to use commercially reasonable efforts to keep the registration statement of which this prospectus constitutes a part effective until such time as such Selling Securityholders cease to hold any securities eligible for registration under the Investor Rights Agreement. The Selling Securityholders may offer and sell, from time to time, some or all of the securities covered by this prospectus, and each Selling Securityholder will act independently of us in making decisions with respect to the timing, manner and size of any sale. However, there can be no assurance that the Selling Securityholders will sell all or any of the securities offered by this prospectus.

We will not receive any proceeds from any sale by the Selling Securityholders of the securities being registered hereunder. The aggregate proceeds to the Selling Securityholders will be the aggregate purchase price of the securities sold less any discounts and commissions borne by the Selling Securityholders. We will bear all costs, expenses and fees in connection with the registration of the securities offered by this prospectus, whereas the Selling Securityholders will bear all commissions and discounts, if any, attributable to their sale of our Ordinary Shares or Warrants. Our Ordinary Shares and Warrants are currently listed on the NYSE under the symbols “LANV” and “LANV-WT,” respectively.

Subject to the terms of the agreement(s) governing the registration rights applicable to a Selling Securityholder’s shares of our Ordinary Shares or Warrants, the Selling Securityholders may use any one or more of the following methods when selling the securities offered by this prospectus:

•	purchases by a broker-dealer as principal and resale by such broker-dealer for its own account pursuant to this prospectus;

•	ordinary brokerage transactions and transactions in which the broker solicits purchasers;

•	block trades in which the broker-dealer so engaged will attempt to sell the securities as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•	an over-the-counter distribution in accordance with the rules of the applicable exchange;

•

through trading plans entered into by a Selling Securityholder pursuant to Rule 10b5-1 under the Exchange Act that are in place at the time of an offering pursuant to this prospectus and any applicable prospectus supplement hereto that provide for periodic sales of their securities on the basis of parameters described in such trading plans;

•	through one or more underwritten offerings on a firm commitment or best efforts basis;

•	settlement of short sales entered into after the date of this prospectus;

•	agreements with broker-dealers to sell a specified number of the securities at a stipulated price per share or warrant;

•	distribution to employees, members, limited partners or stockholders of the Selling Securityholder or its affiliates by pledge to secure debts and other obligations;

•	delayed delivery arrangements;

•

in “at the market” offerings, as defined in Rule 415 under the Securities Act, at negotiated prices, at prices prevailing at the time of sale or at prices related to such prevailing market prices, including sales made directly on a national securities exchange or sales made through a market maker other than on an exchange or other similar offerings through sales agents;

•	directly to purchasers, including through a specific bidding, auction or other process or in privately negotiated transactions;

•	through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;

•	through a combination of any of the above methods of sale; or

•	any other method permitted pursuant to applicable law.

The Selling Securityholders may sell the securities at prices then prevailing, related to the then prevailing market price or at negotiated prices. The offering price of the securities from time to time will be determined by the Selling Securityholders and, at the time of the determination, may be higher or lower than the market price of our securities on the NYSE or any other exchange or market. The Selling Securityholders have the sole and absolute discretion not to accept any purchase offer or make any sale of securities if they deem the purchase price to be unsatisfactory at any particular time or for any other reason.

With respect to a particular offering of the securities held by the Selling Securityholders, to the extent required, an accompanying prospectus supplement will be or, if appropriate, a post-effective amendment to the registration statement of which this prospectus is part may be, prepared and will set forth the following information:

•	the specific securities to be offered and sold;

•	the names of the Selling Securityholders;

•	the respective purchase prices and public offering prices, the proceeds to be received from the sale, if any, and other material terms of the offering;

•	settlement of short sales entered into after the date of this prospectus;

•	the names of any participating agents, broker-dealers or underwriters; and

•	any applicable commissions, discounts, concessions and other items constituting compensation from the Selling Securityholders.

To the extent required, we will use our best efforts to file a post-effective amendment to the registration statement of which this prospectus is part to describe any material information with respect to the plan of distribution not previously disclosed in this prospectus or any material change to such information, and this prospectus may be amended or supplemented from time to time to describe a specific plan of distribution.

Subject to the terms of the agreement(s) governing the registration rights applicable to a Selling Securityholder’s Ordinary Shares or Warrants, the Selling Securityholders also may transfer the securities in other circumstances, in which case the transferees, pledgees or other successors-in-interest will be the Selling Securityholders for purposes of this prospectus. Upon being notified by a Selling Securityholder that a donee, pledgee, transferee, distributee or other successor-in-interest intends to sell our securities, we will, to the extent required, promptly file a supplement to this prospectus or post-effective amendment to name specifically such person as a Selling Securityholder.

In addition, a Selling Securityholder may elect to make a pro rata in-kind distribution of securities to its members, partners or shareholders pursuant to the registration statement of which this prospectus is a part by delivering a prospectus with a plan of distribution. Such members, partners or shareholders would thereby receive freely tradeable securities pursuant to the distribution through a registration statement. To the extent a distributee is an affiliate of ours (or to the extent otherwise required by law), we may file a prospectus supplement or post-effective amendment in order to permit the distributees to use the prospectus to resell the securities acquired in the distribution.

The Selling Securityholders may also sell securities under Rule 144, if available, or in other transactions exempt from registration, rather than under this prospectus.

If any of the Selling Securityholders uses an underwriter or underwriters for any offering, we will name such underwriter or underwriters, and set forth the terms of the offering, in a prospectus supplement pertaining to such offering and, except to the extent otherwise set forth in such prospectus, the applicable Selling Securityholders will agree in an underwriting agreement to sell to the underwriter(s), and the underwriter(s) will agree to purchase from the Selling Securityholders, the number of shares set forth in such prospectus supplement. These sales may be at a fixed price or varying prices, which may be changed, or at market prices prevailing at the time of sale, at prices relating to prevailing market prices or at negotiated prices. The securities may be offered to the public through underwriting syndicates represented by managing underwriters or by one or more underwriters without a syndicate. The obligations of the underwriters to purchase the securities will be subject to certain conditions. Unless otherwise set forth in such prospectus supplement, the underwriters will be obligated to purchase all the securities offered if any of the securities are purchased.

Underwriters, broker-dealers or agents may facilitate the marketing of an offering online directly or through one of their affiliates. In those cases, prospective investors may view offering terms and a prospectus online and, depending upon the particular underwriter, broker-dealer or agent, place orders online or through their financial advisors.

In offering the securities covered by this prospectus, the Selling Securityholders and any underwriters, broker-dealers or agents who execute sales for the Selling Securityholders may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales. Any discounts, commissions, concessions or profit they earn on any resale of those securities may be underwriting discounts and commissions under the Securities Act.

The underwriters, broker-dealers and agents may engage in transactions with us or the Selling Securityholders, may have banking, lending or other relationships with us or the Selling Securityholders or perform services for us or the Selling Securityholders, in the ordinary course of business.

Upon our notification by a Selling Securityholder that any material arrangement has been entered into with an underwriter or broker-dealer for the sale of securities through a block trade, special offering, exchange distribution, secondary distribution or a purchase by an underwriter or broker-dealer, we will file, if required by applicable law or regulation, a supplement to this prospectus pursuant to Rule 424(b) under the Securities Act disclosing certain material information relating to such underwriter or broker-dealer and such offering.

In order to facilitate the offering of the securities, any underwriters, broker-dealers or agents, as the case may be, involved in the offering of such securities may engage in transactions that stabilize, maintain or otherwise affect the price of our securities. Specifically, the underwriters, broker-dealers or agents, as the case may be, may over-allot in connection with the offering, creating a short position in our securities for their own account. In addition, to cover overallotments or to stabilize the price of our securities, the underwriters, broker-dealers or agents, as the case may be, may bid for, and purchase, such securities in the open market. Finally, in any offering of securities through a syndicate of underwriters, the underwriting syndicate may reclaim selling concessions allotted to an underwriter or a broker-dealer for distributing such securities in the offering if the syndicate repurchases previously distributed securities in transactions to cover syndicate short positions, in stabilization transactions or otherwise. Any of these activities may stabilize or maintain the market price of the securities above independent market levels. The underwriters, broker-dealers or agents, as the case may be, are not required to engage in these activities, and may end any of these activities at any time.

The Selling Securityholders may also authorize underwriters, broker-dealers or agents to solicit offers by certain purchasers to purchase the securities at the public offering price set forth in the prospectus supplement pursuant to delayed delivery contracts providing for payment and delivery on a specified date in the future. The contracts will be subject only to those conditions set forth in the prospectus supplement, and the prospectus supplement will set forth any commissions we or the Selling Securityholders pay for solicitation of these contracts.

In effecting sales, underwriters, broker-dealers or agents engaged by the Selling Securityholders may arrange for other broker-dealers to participate. Underwriters, broker-dealers or agents may receive commissions, discounts or concessions from the Selling Securityholders in amounts to be negotiated immediately prior to the sale.

It is possible that one or more underwriters may make a market in our securities, but such underwriters will not be obligated to do so and may discontinue any market making at any time without notice. We cannot give any assurance as to the liquidity of the trading market for our securities.

A Selling Securityholder may enter into derivative transactions with third parties, including hedging transactions with broker-dealers or other financial institutions, or sell securities not covered by this prospectus to third parties in privately negotiated transactions. If the applicable prospectus supplement indicates, in connection with those derivatives, the third parties may sell securities covered by this prospectus and the applicable prospectus supplement, including in short sales of the securities offered hereby or of securities convertible into or exchangeable for such securities. If so, the third party may use securities pledged by any Selling Securityholder or borrowed from any Selling Securityholder or others to settle those sales or to close out any related open borrowings of stock, and may use securities received from any Selling Securityholder in settlement of those derivatives to close out any related open borrowings of shares. The third party in such sale transactions will be an underwriter and will be identified in the applicable prospectus supplement (or a post-effective amendment). In addition, any Selling Securityholder may otherwise loan or pledge securities to a financial institution or other third party that in turn may sell the securities short using this prospectus. Such financial institution or other third party may transfer its economic short position to investors in our securities or in connection with a concurrent offering of other securities.

In compliance with the guidelines of the Financial Industry Regulatory Authority (“FINRA”), the aggregate maximum discount, commission, fees or other items constituting underwriting compensation to be received by any FINRA member or independent broker-dealer will not exceed 8% of the gross proceeds of any offering pursuant to this prospectus and any applicable prospectus supplement.

If at the time of any offering made under this prospectus a member of FINRA participating in the offering has a “conflict of interest” as defined in FINRA Rule 5121 (“Rule 5121”), that offering will be conducted in accordance with the relevant provisions of Rule 5121.

In order to comply with the securities laws of certain states, if applicable, the securities must be sold in such jurisdictions only through registered or licensed brokers or dealers. In addition, in certain states the securities may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

The Selling Securityholders and any other persons participating in the sale or distribution of the securities will be subject to applicable provisions of the Securities Act and the Exchange Act, and the rules and regulations thereunder, including, without limitation, Regulation M. These provisions may restrict certain activities of, and limit the timing of purchases and sales of any of the securities by, the Selling Securityholders or any other person, which limitations may affect the marketability of the shares of the securities.

We will make copies of this prospectus available to the Selling Securityholders for the purpose of satisfying the prospectus delivery requirements of the Securities Act.

We have agreed to indemnify the Selling Securityholders against certain liabilities, including liabilities under the Securities Act. The Selling Securityholders have agreed to indemnify us in certain circumstances against certain liabilities, including certain liabilities under the Securities Act. We and/or the Selling Securityholders may indemnify any broker or underwriter that participates in transactions involving the sale of the securities against certain liabilities, including liabilities arising under the Securities Act.

SHARES ELIGIBLE FOR FUTURE SALE

We had 142,374,619 Ordinary Shares issued and outstanding as of July 15, 2024. All of the Ordinary Shares issued to the PCAC shareholders in connection with the Business Combination are freely transferable by persons other than by Sponsor or PCAC’s, our or FFG’s affiliates without restriction or further registration under the Securities Act.

All of the Ordinary Shares issued to FFG shareholders (other than approximately 2% of such Ordinary Shares), the Sponsor, Aspex and the PIPE Investors are “restricted securities” as that term is defined in Rule 144 because they were issued in a transaction or series of transactions not involving a public offering. Restricted securities may be sold only if they are the subject of an effective registration statement under the Securities Act or if they are sold pursuant to an exemption from the registration requirement of the Securities Act such as those provided for in Rule 144, which rule is summarized below, or another applicable exemption from registration. Restricted securities may also be sold outside of the United States to non-U.S. persons in accordance with Rule 904 of Regulation S under the Securities Act. Ordinary Shares issued to Meritz are the subject to a separate registration statement on Form F-3, which has been declared effective.

Sales of substantial amounts of the Ordinary Shares in the public market could adversely affect prevailing market prices of the Ordinary Shares.

Lock-Up Agreements

Concurrently with the execution of the Business Combination Agreement, PCAC, the Company, a substantial number of FFG shareholders, the Sponsor and certain PCAC insiders holding founder shares entered into a lock-up agreement. Certain additional FFG shareholders subsequently entered into lock-up agreements with PCAC and FFG, on terms that are substantially the same as those applicable to the minority shareholders of FFG party to the initial lock-up agreement. As of December 14, 2023, all the lock-up agreements pursuant to these lock-up agreements have expired.

Registration Rights

Pursuant to the subscription agreements with the PIPE Investors, we must use reasonable best efforts to file a registration statement registering up to 15,327,225 of shares held by the PIPE Investors within 30 days after the consummation of the Business Combination. Additionally, we are required to maintain the effectiveness of such registration statement until the earlier of (i) the date on which the relevant PIPE Investor ceases to hold shares covered by such registration statement, and (ii) the date all of the PIPE Investors’ shares covered by the registration statement can be sold publicly without restriction or limitation under Rule 144 and without the requirement to be in compliance with Rule 144(c)(1) under the Securities Act.

We have also agreed to register for resale, pursuant to Rule 415 under the Securities Act, within certain period after the closing date of our Business Combination, certain Ordinary Shares and other equity securities held by the Sponsor and the FFG Selling Securityholders pursuant to the Investor Rights Agreement. In addition, the forward purchase agreement with Aspex provides that Aspex is entitled to registration rights with respect to its (A) forward purchase securities and PCAC Class A ordinary shares underlying the forward purchase warrants and founder shares, and (B) any other PCAC Class A ordinary shares or warrants acquired by Aspex, including any time after consummation of the Business Combination.

Furthermore, pursuant to the Amended and Restated Meritz Relationship Agreement, we granted similar rights to Meritz, including the undertaking to file a registration statement with the SEC for the resale of Ordinary Shares held by Meritz within 30 days after the closing of Meritz SBSA and maintain the effectiveness of such registration statement. We have filed a separate registration statement on Form F-3 to satisfy these registration rights we granted, which was declared effective on January 24, 2024.

Rule 144

Pursuant to Rule 144, a person who has beneficially owned restricted Ordinary Shares or Warrants for at least six months would be entitled to sell their securities; provided that (i) such person is not deemed to have been one of our affiliates at the time of, or at any time during the three months preceding, a sale and (ii) we are subject to the Exchange Act periodic reporting requirements for at least three months before the sale and have filed all required reports under Section 13 or 15(d) of the Exchange Act during the 12 months (or such shorter period as it was required to file reports) preceding the sale.

Persons who have beneficially owned restricted Ordinary Shares or Warrants for at least six months but who are our affiliates at the time of, or at any time during the three months preceding, a sale, would be subject to additional restrictions, by which such person would be entitled to sell within any three-month period only a number of securities that does not exceed the greater of:

•	one percent (1%) of the total number of Ordinary Shares then issued and outstanding; or

•	the average weekly reported trading volume of the Ordinary Shares during the four calendar weeks preceding the filing of a notice on Form 144 with respect to the sale.

Sales by our affiliates under Rule 144 are also limited by manner of sale provisions and notice requirements and to the availability of current public information about us.

Restrictions on the Use of Rule 144 by Shell Companies or Former Shell Companies

Rule 144 is not available for the resale of securities initially issued by shell companies (other than business combination related shell companies) or issuers that have been at any time previously a shell company. However, Rule 144 also includes an important exception to this prohibition if the following conditions are met:

•	the issuer of the securities that was formerly a shell company has ceased to be a shell company;

•	the issuer of the securities is subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act;

•

the issuer of the securities has filed all Exchange Act reports and material required to be filed, as applicable, during the preceding 12 months (or such shorter period that the issuer was required to file such reports and materials); and

•	at least one year has elapsed from the time that the issuer filed Form 20-F type information with the SEC, reflecting its status as an entity that is not a shell company.

EXPENSES RELATED TO THE OFFERING

We estimate the following expenses in connection with the offer and sale of our Ordinary Shares by the Selling Securityholder.

Amount
SEC Registration Fee	$155,363.36
NYSE supplemental listing fee	*
Legal fees and expenses	*
Accounting fees and expenses	*
Miscellaneous expenses	*
Total	*

*	These fees are calculated based on the securities offered and the number of issuances and accordingly cannot be defined at this time.

Except for the SEC registration fee, estimated expenses are not presently known. The foregoing sets forth the general categories of expenses that we anticipate we will incur in connection with the offering of securities under this registration statement. To the extent required, any applicable prospectus supplement will set forth the estimated aggregate amount of expenses payable in respect of any offering of securities under this registration statement.

ENFORCEMENT OF CIVIL LIABILITIES AND AGENT FOR SERVICE OF PROCESS IN THE UNITED STATES

We are an exempted company incorporated under the laws of the Cayman Islands. A substantial amount of our assets are located outside the United States. As a result, it may be difficult for investors to enforce in the United States judgments obtained in U.S. courts against us based on the civil liability provisions of the U.S. securities laws.

Our registered office address is c/o Maples Corporate Services Limited, PO Box 309, Ugland House, Grand Cayman, KY1-1104, Cayman Islands, and our principal executive office is 4F, 168 Jiujiang Road, Carlowitz & Co, Huangpu District Shanghai, 200001, China.

We have irrevocably appointed Puglisi & Associates as our agent to receive service of process in any action against us in any U.S. federal or state court arising out of this offering or any purchase or sale of securities in connection with this offering. The address of our agent is 850 Library Avenue, Suite 204, Newark, Delaware 19711.

LEGAL MATTERS

Maples and Calder (Hong Kong) LLP has advised us on certain legal matters as to Cayman Islands law including the issuance of the Ordinary Shares offered by this prospectus, and Freshfields Bruckhaus Deringer has advised us on the validity of the Warrants under New York law. We have been represented by Freshfields Bruckhaus Deringer with respect to certain legal matters as to United States federal securities and New York State law.

EXPERTS

The audited consolidated financial statements incorporated by reference in this prospectus and elsewhere in the registration statement have been so incorporated by reference in reliance upon such report of Grant Thornton Zhitong Certified Public Accountants LLP, independent registered public accountants, upon the authority of the said firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC a registration statement (including amendments and exhibits to the registration statement) on Form F-3 under the Securities Act with respect to Ordinary Shares offered in this prospectus. This prospectus, which constitutes a part of the registration statement, does not contain all of the information set forth in the registration statement or the exhibits and schedules filed therewith. For further information with respect to us and our securities offered hereby, reference is made to the registration statement and the exhibits and schedules filed therewith. Statements contained in this prospectus regarding the contents of any contract or any other document that is filed as an exhibit to the registration statement are not necessarily complete, and each such statement is qualified in all respects by reference to the full text of such contract or other document filed as an exhibit to the registration statement.

We are subject to the periodic reporting and other information requirements of the Exchange Act as applicable to a “foreign private issuer,” and we will file annual reports and other information from time to time with the SEC in accordance with such requirements. Our SEC filings will be available to the public on the internet at a website maintained by the SEC located at www.sec.gov.

We also maintain an Internet website at https://lanvin-group.com. Through the “Investor Relations” portal available through our website, we make available, free of charge, the following documents as soon as reasonably practicable after they are electronically filed with, or furnished to, the SEC: our annual reports on Form 20-F; our reports on Form 6-K; amendments to these documents; and other information as may be required by the SEC. The information contained on, or that may be accessed through, our website is not part of, and is not incorporated into, this prospectus.

As a foreign private issuer, we are exempt under the Exchange Act from, among other things, the rules prescribing the furnishing and content of proxy statements, and our officers, directors and principal shareholders are exempt from the reporting and short-swing profit recovery provisions contained in Section 16 of the Exchange Act. In addition, we will not be required under the Exchange Act to file periodic reports and financial statements with the SEC as frequently or as promptly as U.S. companies whose securities are registered under the Exchange Act.

PART II

Information Not Required in Prospectus

Item 8. Indemnification of Directors and Officers.

The laws of the Cayman Islands do not limit the extent to which a company’s memorandum and articles of association may provide for indemnification of officers and directors, except to the extent any such provision may be held by the Cayman Islands courts to be contrary to public policy, such as to provide indemnification against willful default, willful neglect, civil fraud or the consequences of committing a crime. Our Amended Articles provides that our directors, secretary, assistant secretary and other officers (but not including our auditors) and the personal representatives of the same shall be indemnified and secured harmless out of the assets and funds of our Company against all actions, proceedings, costs, charges, expenses, losses, damages or liabilities incurred or sustained by them, other than by reason of their own dishonesty, willful default or fraud as determined by a court of competent jurisdiction, in or about the conduct of the Company’s business affairs (including as a result of any mistake of judgment) or in the execution or discharge of their duties, powers, authorities or discretion, including without prejudice to the generality of the foregoing, any costs, expenses, losses or liabilities incurred by them in defending (whether successfully or otherwise) any civil proceedings concerning us or our affairs in any court whether in the Cayman Islands or elsewhere.

We have also entered into indemnification agreements with our directors and executive officers under the laws of the Cayman Islands, pursuant to which we have agreed to indemnify each such person and hold him or her harmless against expenses, judgments, fines and amounts payable under settlement agreements in connection with any threatened, pending or completed action, suit or proceeding to which he or she has been made a party or in which he or she became involved by reason of the fact that he or she is or was our director or officer. Except with respect to expenses to be reimbursed by us in the event that the indemnified person has been successful on the merits or otherwise in defense of the action, suit or proceeding, our obligations under the indemnification agreements are subject to certain customary restrictions and exceptions.

In addition, we maintain standard policies of insurance under which coverage is provided to our directors and officers against loss rising from claims made by reason of breach of duty or other wrongful act, and to us with respect to payments which may be made by us to such directors and officers pursuant to the above indemnification provision or otherwise as a matter of law.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling us pursuant to the foregoing provisions, we have been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is theretofore unenforceable.

Item 9. Exhibits.

(a)	See Index to Exhibits beginning on page II-5 of this registration statement.

Item 10. Undertakings.

(a)	The undersigned registrant hereby undertakes:

(1)	to file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	to include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)	to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)

to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (i), (ii) and (iii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the SEC by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.

(2)

that for the purpose of determining any liability under the Securities Act, each post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)

to file a post-effective amendment to the registration statement to include any financial statements required by Item 8.A. of Form 20-F at the start of any delayed offering or throughout a continuous offering. Financial statements and information otherwise required by Section 10(a)(3) of the Securities Act need not be furnished, provided that the registrant includes in the prospectus, by means of a post-effective amendment, financial statements required pursuant to this paragraph and other information necessary to ensure that all other information in the prospectus is at least as current as the date of those financial statements. Notwithstanding the foregoing, with respect to registration statements on Form F-3, a post-effective amendment need not be filed to include financial statements and information required by Section 10(a)(3) of the Securities Act or Item 8.A of Form 20-F if such financial statements and information are contained in periodic reports filed with or furnished to the SEC by the registrant pursuant to section 13 or section 15(d) of the Exchange Act that are incorporated by reference in the Form F-3.

(5)	that, for the purpose of determining liability under the Securities Act to any purchaser,

(i)

Each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(ii)

Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date;

(6)

that, for the purpose of determining any liability of the registrant under the Securities Act to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)	Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii)	Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii)

The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv)	Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(b)

The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

INDEX TO EXHIBITS

The following exhibits are included or incorporated by reference in this registration statement on Form F-3.

Exhibit No.	Description	Form	File No.	Exhibit No.	Filing Date

2.1	Business Combination Agreement, dated as of March 23, 2022, by and among Primavera Capital Acquisition Corporation, Fosun Fashion Group (Cayman) Limited, Lanvin Group Holdings Limited, Lanvin Group Heritage I Limited and Lanvin Group Heritage II Limited	F-4	333-266095	2.1	July 11, 2022

2.2	Amendment No.1 to the Business Combination Agreement, dated as of October 17, 2022, by and among Primavera Capital Acquisition Corporation, Fosun Fashion Group (Cayman) Limited, Lanvin Group Holdings Limited, Lanvin Group Heritage I Limited and Lanvin Group Heritage II Limited	F-4/A	333-266095	2.2	October 20, 2022

2.3	Amendment No. 2 to the Business Combination Agreement, dated as of October 20, 2022, by and among Primavera Capital Acquisition Corporation, Fosun Fashion Group (Cayman) Limited, Lanvin Group Holdings Limited, Lanvin Group Heritage I Limited and Lanvin Group Heritage II Limited	F-4/A	333-266095	2.3	October 20, 2022

2.4	Amendment No. 3 to the Business Combination Agreement, dated as of October 28, 2022, by and among Primavera Capital Acquisition Corporation, Fosun Fashion Group (Cayman) Limited, Lanvin Group Holdings Limited, Lanvin Group Heritage I Limited and Lanvin Group Heritage II Limited	F-4/A	333-266095	2.4	October 31, 2022

2.5	Amendment No. 4 to the Business Combination Agreement, dated as of December 2, 2022, by and among Primavera Capital Acquisition Corporation, Fosun Fashion Group (Cayman) Limited, Lanvin Group Holdings Limited, Lanvin Group Heritage I Limited and Lanvin Group Heritage II Limited	F-4/A	333-266095	2.5	December 6, 2022

3.1	Amended and Restated Memorandum and Articles of Association of Lanvin Group Holdings Limited	F-4/A	333-266095	3.1	October 31, 2022

4.1	Specimen ordinary share certificate of LGHL	F-4/A	333-266095	4.1	September 9, 2022

4.2	Specimen warrant certificate of LGHL	F-4/A	333-266095	4.2	September 9, 2022

4.3	Warrant Agreement, dated as of January 21, 2021, between Primavera Capital Acquisition Corporation and Continental Stock Transfer & Trust Company	8-K	001-39915	4.1	January 26, 2021

Exhibit No.	Description	Form	File No.	Exhibit No.	Filing Date

4.4	Assignment, Assumption and Amendment Agreement, dated as of March 23, 2022, by and among Primavera Capital Acquisition Corporation, Lanvin Group Holdings Limited, and Continental Stock Transfer & Trust Company	F-4	333-266095	10.6	July 11, 2022

4.5	Investor Rights Agreement, dated as of March 23, 2022, by and among Primavera Capital Acquisition Corporation, Primavera Capital Acquisition LLC, Fosun Fashion Group (Cayman) Limited, Lanvin Group Holdings Limited, and certain other parties thereto	F-4	333-266095	10.5	July 11, 2022

4.6	Amended and Restated Relationship Agreement, by and between Meritz Securities Co., Ltd. and Lanvin Group Holdings Limited, dated December 1, 2023	6-K	001-41569	99.2	December 1, 2023

4.7	Side Letter to Amended and Restated Relationship Agreement, by and between Meritz Securities Co., Ltd. and Lanvin Group Holdings Limited, dated April 30, 2024	20-F	001-41569	4.39	April 30, 2024

5.1†	Opinion of Maples and Calder (Hong Kong) LLP as to the validity of the Ordinary Shares

5.2†	Opinion of Freshfields Bruckhaus Deringer as to the Warrants

23.1*	Consent of Grant Thornton Zhitong Certified Public Accountants LLP

23.2†	Consent of Maples and Calder (Hong Kong) LLP (included in Exhibit 5.1)

23.3†	Consent of Freshfields Bruckhaus Deringer as to the Warrants (included in Exhibit 5.2)

24.1*	Power of Attorney (included on the signature page of this registration statement)

107†	Calculation of Filing Fee Table

*	Filed herewith
†	Previously filed

SIGNATURES

Pursuant to the requirements of the Securities Act, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form F-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Shanghai, on July 19, 2024.

Lanvin Group Holdings Limited

By:	/s/ Zhen Huang
Name:	Zhen Huang
Title:	Chairman and Director

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each of the undersigned constitutes and appoints Eric Chan and Kat Yu David Chan, as his or her true and lawful attorney-in-fact and agents, each with full power of substitution and re-substitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement and sign any registration statement for the same offering covered by this Registration Statement that is to be effective upon filing pursuant to Rule 462(b) promulgated under the Securities Act of 1933, as amended, and all post-effective amendments thereto and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agents, or his or her substitutes or substitutes, may lawfully do or cause to be done by virtue hereof. Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated. Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities indicated on July 19, 2024:

Signature	Title

/s/ Zhen Huang	Chairman and Director
Zhen Huang

/s/ Eric Chan	Chief Executive Officer
Eric Chan

/s/ Kat Yu David Chan	Chief Financial Officer
Kat Yu David Chan

/s/ Tong Max Chen	Director
Tong Max Chen

/s/ Weijin Fang	Director
Weijin Fang

/s/ Mitchell Alan Garber	Director
Mitchell Alan Garber

/s/ Jurjan Wouda Kuipers	Director
Jurjan Wouda Kuipers

/s/ Jennifer Fleiss	Director
Jennifer Fleiss

/s/ Ceci Kurzman	Director
Ceci Kurzman

/s/ Chao Zou	Director
Chao Zou

AUTHORIZED REPRESENTATIVE

Pursuant to the requirement of the Securities Act of 1933, the undersigned, the duly undersigned representative in the United States of Lanvin Group Holdings Limited, has signed this registration statement in the City of Newark, State of Delaware, on July 19, 2024.

Authorized U.S. Representative
PUGLISI & ASSOCIATES

By:	/s/ Donald J. Puglisi
Name:	Donald J. Puglisi
Title:	Authorized Representative